Exhibit 10.6

Execution Version

ASSET PURCHASE AGREEMENT

by and between

FINCH THERAPEUTICS, INC.,

and

MICROBIOME HEALTH RESEARCH INSTITUTE, INC.

DATED AS OF NOVEMBER 19, 2020

i

Section 11.14.	Headings	57

Section 11.15.	Severability	58

Section 11.16.	Force Majeure	58

Section 11.17.	Payments under	58

EXHIBITS

A	Amended and Restated Master Agreement
B	Form of Bill of Sale
C	License Agreement
D	Subject Matter Agreement Services
E	Express Indemnities

ANNEXES

Annex 1.1(a)(i)(A)	Stool Donors
Annex 1.1(a)(i)(B)	Finch Exclusive MALA Donors
Annex 1.1(a)(i)(C)	Finch Proprietary Method
Annex 1.1(a)(ii)	CP101 Technology
Annex 1.1(b)	QSL Licensed Technology
Annex 2.1(c)	Exclusive Donor Materials in Purchaser’s Possession
Annex 2.1(d)(i)(A)	Capital Equipment
Annex 2.1(d)(i)(B)	Assumed Contracts
Annex 2.1(d)(i)(C)	Contract Services IP
Annex 2.2	Excluded Assets
Annex 5.6	Third Party License Fees for Natural Products
Annex 6.8(e)	Elective Technology Transfer Raw Materials, Consumables and Equipment
Annex 6.8(f)	Permitted Activities
Annex 7.9(a)	Terminated Contracts on the date hereof
Annex 7.9(b)	Terminated Contracts on the Closing Date
Annex 8.2(e)	Seller Consents

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of November 19, 2020, is made by and between Microbiome Health Research Institute, Inc. d/b/a OpenBiome, a Massachusetts nonprofit corporation (“Seller”) and Finch Therapeutics, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are collectively referred to herein as the “Parties” and individually as a “Party.”

W I T N E S E T H:

WHEREAS, Seller desires to sell to Purchaser and Purchaser wishes to purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets upon the terms and subject to the conditions set forth herein;

WHEREAS, the Parties desire to grant certain licenses to each other upon the terms and conditions provided herein;

WHEREAS, upon the conditions set forth in this Agreement and the License Agreement by the parties, Purchaser and Seller desire to consummate the transactions set forth in this Agreement and the License Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“200 Inner Belt Premises” shall mean the premises at 200 Inner Belt Road, Somerville, Massachusetts 02143.

“Action” shall mean any claim, suit, action, investigation, audit, hearing, charge, complaint, demand, indictment, administrative proceeding, arbitration, mediation or other similar proceeding.

“Active Pharmaceutical Ingredient” Any substance or mixture of substances [***] intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of a drug, becomes an active ingredient of the drug product. Such substances are intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure and function of the body. For clarity, “Active Pharmaceutical Ingredient” excludes all excipients and other inactive ingredients such as fillers, extenders, diluents, wetting agents, solvents, emulsifiers, preservatives, flavors, absorption enhancers, sustained-release matrices, and coloring agents.

“Additional Technology” shall have the meaning set forth in Section 7.14.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by such Party or party. For the purpose of this definition only, “control” means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of a Person, whether by the ownership of more than fifty percent (50%) of the voting equity of such Person, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, including all Schedules and Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Aliquot” shall have the meaning set forth in Section 6.8(f).

“Amended and Restated Master Agreement” shall mean the amended and restated master agreement, executed by each of the Parties, attached hereto as Exhibit A, amending and restating the Master Strategic Affiliation Agreement in its entirety.

“Ancillary Agreements” shall mean the Bill of Sale, the License Agreement, the Subject Matter Agreement and the Amended and Restated Master Agreement.

“Annexes” shall have the meaning set forth in Section 1.2(i).

“APLA” shall mean the Asset Purchase and License Agreement by and between Purchaser and Seller, dated February 1, 2019.

“Assumed Contracts” shall have the meaning set forth in Annex 2.1(d)(i)(B).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Bankruptcy Code” shall have the meaning set forth in Section 7.7.

“Bill of Sale” shall mean the bill of sale and assignment and assumption agreement, substantially in the form attached hereto as Exhibit B.

“BLA” shall mean (a) in the United States, a Biologics License Application, as defined in the United States Public Health Service Act (42 U.S.C. § 262), and applicable regulations promulgated thereunder by the FDA, or any equivalent application that replaces such application, (b) in the European Union, a marketing authorization application, as defined in applicable regulations of the European Medicines Agency, or any equivalent application that replaces such application and (c) in any other country, the relevant equivalent to the foregoing.

“Business” shall mean the operation of the Manufacturing Platform.

“Business Day” shall mean any day other than a Saturday, a Sunday or any other day on which commercial banks located in the State of Massachusetts are authorized or obligated by applicable Law to close.

“Capital Equipment” shall mean the capital equipment owned or Controlled by Seller or its Affiliates as of the Closing Date, set forth on Annex 2.1(d)(i)(A), used or held for use by Seller or its Affiliates in connection with the Manufacturing Platform, which includes [***]. For clarity, all other raw and finished material that is not identified on Annex 2.1(d)(i)(A) is and shall remain the property of Seller.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Presidential Memorandum on Authorizing the Other Needs Assistance Program for Major Disaster Declarations Related to Coronavirus Disease 2019 issued on August 8, 2020.

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“Challenge” shall mean, with respect to any Patent under the Contract Services IP, to commence or voluntarily join a legal action to contest the validity or enforceability of any such Patent, in whole or in part, in any court, arbitration proceeding or other tribunal, including the United States Patent and Trademark Office, the European Patent Office, and the United States International Trade Commission. As used in this term “Challenge”, the term “contest” includes (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent, or any portion thereof; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent, or any portion thereof; (d) any foreign equivalent of clauses (a), (b) or (c) in any country outside of the United States; or (e) filing or commencing any opposition, nullity or similar proceedings challenging the validity of any such Patent in any country outside the United States; but excludes (i) filing a request under 35 U.S.C. § 302 for re-examination of any such Patent, (ii) filing a request under 35 U.S.C. § 251 for a reissue of any such Patent, or (iii) any foreign equivalents of clause (i) or (ii) applicable in a country outside of the United States.

“Clinical Hold” shall mean that there are regulatory restrictions in place from FDA preventing the sale and distribution of OpenBiome FMT Product by Seller under enforcement discretion.

“Clinical Research and Studies” shall mean the use of any OpenBiome FMT Product for any preclinical or clinical research activity including (a) any preclinical laboratory work, experimentation, analysis or academic research not involving human test subjects; (b) clinical studies in humans (conducted pursuant to applicable Laws) concerning or relating to the safety, pharmacodynamics, pharmacokinetics, dosage ranging and/or efficacy of using OpenBiome FMT Product; or (c) the use of OpenBiome FMT Products under an Emergency IND.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commercial Competitor” means [***].

“Commercialization” means any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, offering for sale, and sale of a product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such product regarding the foregoing, but excluding activities directed to Manufacturing or Development. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

“Commissioner” shall have the meaning set forth in Section 7.15.

“Commissioner Notice” shall have the meaning set forth in Section 7.15.

“Confidential Information” shall have that meaning set forth in Section 11.9(b).

“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Contract Services IP” shall mean all of the following items that are owned or Controlled by Seller as of the Closing Date (a) Technology by Seller of related to the manufacture of the CP101 drug substance, which is listed on Annex 1.1(a)(ii); (b) all data, information, and results that were made, obtained or generated by Seller or its Affiliates in the performance of manufacture, supply, product testing, and other services for Purchaser or its Affiliates under the APLA or that certain Clinical Supply and Services Agreement dated February 10, 2020, between Purchaser and Seller, including as a result of testing CP101 drug substance or drug product; and (c) all Technology related to the Finch Proprietary Method (other than data and results generated by Seller or its Affiliates using the Finch Proprietary Method in connection with the manufacture of OpenBiome FMT Product).

“Contract Services IP Action” shall have the meaning set forth in Section 6.3(a).

“Control” or “Controlled by” shall mean, with respect to any Technology (including any Patent or Know-How), the possession of, whether by ownership or license, other than by a license granted pursuant to this Agreement, of the ability of a Person or its Affiliates to assign, transfer or grant a license, sublicense or other right to or under such Technology, without violating (a) the terms of any agreement or other arrangement with any Third Party existing as of the time a Person or its Affiliates would be required hereunder to grant such license, sublicense or other right and (b) any applicable Law.

“Copyrights” shall mean all copyrightable works and all copyrights and applications, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof (including all unregistered copyrights).

“Cultured Product” shall mean each of (a) FIN-524, (b) FIN-525, and (c) any Product sold by Purchaser, its Affiliates, and Sublicensees that (i) is not a Natural Product or an Enriched Product and (ii) contains one or more isolates derived from a Finch Exclusive MALA Donor.

“Cultured Product Royalties” shall have the meaning set forth in Section 3.3(a)(i).

“Development” shall mean, together with all correlative meanings, research and pre-clinical and clinical drug development activities, conducted before obtaining Regulatory Approval, that are reasonably related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding a Regulatory Approval, including without limitation, all research and other activities related to preclinical testing, assay development and validation, in vivo testing, biomarker development and validation, toxicology, pharmacokinetic profiling, design and conduct of clinical trials or studies, regulatory affairs, statistical analysis, report writing, and Regulatory Materials creation and submission (including the services of outside advisors and consultants in connection therewith). “Develop” has a correlative meaning.

“Donor Exclusivity Notice” shall mean written notice provided by Purchaser to Seller under the MALA prior to the date hereof with sufficient detail to specify the donor, his or her material and program.

“Elective Period End Date” shall have the meaning set forth in Section 6.8(e).

“Elective Technology Transfer Period” shall have the meaning set forth in Section 6.8(e).

“Emergency IND” shall mean the emergency use, as defined in 21 CFR § 56.102(d), of an investigational drug or biological product in compliance with 21 CFR § 56.104(c) and other applicable Regulatory Laws.

“Encumbrance” shall mean, with respect to any Purchased Asset, any pledges, claims, liens, licenses, charges, encumbrances and security interests of any kind or nature whatsoever, whether arising by Contract or by operation of Law.

“Enriched Product” shall mean a Product that comprises both (a) material manufactured directly from stool from a stool donor source without the use of culturing or replication and (b) drug substance or drug product comprising one or more Active Pharmaceutical Ingredients, whether or not regulated as a combination product under 21 CFR 3.2(e); provided that, CP101 is not an “Enriched Product”.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Exhibits” shall have the meaning set forth in Section 1.2(i).

“Exploit” or “Exploiting” shall mean to make, have made, import, use, sell or offer for sale, including to discover, research, Develop, modify, enhance, improve, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise) store, formulate, optimize, have used, export, transport, distribute, promote and market or have sold or otherwise dispose or offer to dispose of, a product or process. “Exploitation” means the act of Exploiting a product or process.

“FDA” shall mean the United States Food and Drug Administration and any successor agency.

“Finch Exclusive Donors” shall mean (i) the Finch Exclusive MALA Donors; and (ii) the stool donors, which are collectively set forth on Annex 1.1(a)(i)(A). Annex 1.1(a)(i)(A) also includes a list of any exceptions to exclusivity and permitted activities for each such donor. For the avoidance of doubt, no new donors may be added to the list set forth in Annex 1.1(a)(i)(A) on or after the date of this Agreement without mutual consent of Purchaser and Seller.

“Finch Exclusive MALA Donors” shall mean the stool donors for which Purchaser has provided a Donor Exclusivity Notice to Seller under the MALA prior to the date hereof, as set forth in Annex 1.1(a)(i)(B). Annex 1.1(a)(i)(B) also includes a list of any exceptions to exclusivity and permitted activities for each such donor. For the avoidance of doubt, no new donors may be added to the list set forth in Annex 1.1(a)(i)(B) on or after the date of this Agreement without mutual consent of Purchaser and Seller.

“Finch Intellectual Property” shall mean the Finch Patents and the Finch Know-How; provided that the “Finch Intellectual Property” shall not include any intellectual property that is the subject of a New In-License that is not an Included New In-License.

“Finch Know-How” shall mean all information (including regulatory data) and other Know-How owned or Controlled by Purchaser and its Affiliates [***], and that is not generally known and is reasonably necessary or useful for the Exploitation of Natural Products (other than Lyophilized Products), and any improvements, modifications or enhancements thereto.

“Finch Patents” shall mean all Patent applications and issued Patents (including all continuations, continuations-in-part, continued prosecution and divisions thereof, reissues, renewals, extensions, substitutions, reexaminations, supplementary protection certificates, pediatric exclusivity periods and the like, of any such Patents and Patent applications, and foreign equivalents thereof) owned or Controlled by Purchaser and its Affiliates [***] that are reasonably necessary or useful for the Exploitation of Natural Products.

“Finch Proprietary Method” shall mean the proprietary method conceived and developed by Purchaser and its Affiliates as described on Annex 1.1(a)(i)(C).

“FIRPTA Certificate” shall mean a certificate of Seller in compliance with Section 1.1445-2(b)(2) of the regulations under the Code (relating to FIRPTA), listing Seller’s name, address and U.S. employer identification number and stating that Seller is not a foreign person.

“First Commercial Sale” shall mean, on a Product-by-Product and country-by-country basis, the first sale of such Product to a Third Party in an arm’s-length transaction for end use or consumption of such Product in such country following receipt of Regulatory Approval for such Product in such country. [***].

“Fiscal Year” shall mean January 1st to December 31st.

“Follow-up Analysis” shall have the meaning set forth in Section 6.8(f).

“Force Majeure” shall mean any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with or delays the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any Governmental Entity.

“Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority), Section 4.3(a) (No Conflict), the first sentence of Section 4.6(a) (Purchased Assets), Section 4.10 (Taxes) and Section 4.11 (No Brokers), Section 5.1 (Organization and Good Standing), Section 5.2 (Authority), Section 5.3(a) (No Conflict) and Section 5.6 (No Brokers).

“GAAP” shall mean accounting principles generally accepted in the United States.

“Generic Competition” shall mean with respect to a Natural Product in a given country in a given calendar quarter, if, during such calendar quarter, [***]. The determination of whether Generic Competition exists in a particular country shall be made based on [***]; and any dispute regarding whether Generic Competition exists shall be resolved through the dispute resolution provisions in Section 11.12(b). Should Purchaser believe that Generic Competition exists in a particular country, it shall include such belief in its Reporting Metrics and its Interim Report provided under Section 3.4.

“Generic Product” shall mean, as to a Natural Product, any product (including a “generic product” approved by way of an application for FDA approval under the Hatch-Waxman Act or a “biosimilar product” under the Biologics Price Competition and Innovation Act of 2009, or any certification under a similar statutory or regulatory requirement in any non-United States country, “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) that, in each case, [***].

“Governmental Entity” shall mean any federal, state or local or any foreign government or any court, administrative or other governmental or government-authorized authority or agency, domestic or foreign, including any Regulatory Authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Included New In-License” shall have the meaning set forth in Section 6.7(a).

“IND” shall mean (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetics Act, as amended, and all regulations promulgated thereunder, or (b) an analogous application, filing or submission to the analogous Regulatory Authority in a regulatory jurisdiction outside the United States, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

“Indemnified Party” shall have the meaning set forth in Section 9.4.

“Indemnifying Party” shall have the meaning set forth in Section 9.4.

“Indication” shall mean a separate and distinct disease or medical condition in humans or animals that a product is intended to treat, prevent, diagnose, monitor or ameliorate, as set forth in the IND or label for such product, as applicable, as approved by the applicable Regulatory Authority. The Parties agree and acknowledge that [***].

“Initial Public Offering” shall mean the closing of Purchaser’s first firm commitment underwritten initial public offering of the Purchaser’s common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended.

“Interim Report” shall have the meaning set forth in Section 3.4

“IP Contracts” shall have the meaning set forth in Section 4.8(c).

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“Know-How” means any proprietary information and materials, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets (in each case, whether or not patentable or copyrightable).

“Knowledge of Seller” shall mean [***].

“Law” shall mean, as applicable, any federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law including Regulatory Laws of any Governmental Entity.

“Liabilities” shall mean any and all debts, Taxes, liabilities, costs, guarantees, commitments, assessments, expenses, claims, penalties, Losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any Contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“License Agreement” shall mean the license agreement, executed by each of the Parties, attached hereto as Exhibit C.

“Live Biotherapeutic Product” means a biological product that: (i) contains live organisms, such as bacteria; (ii) is applicable to the prevention, treatment, or cure of a disease or condition of human beings; and (iii) is not a vaccine. Live Biotherapeutic Products are not filterable viruses, oncolytic bacteria, or products intended as gene therapy agents and, as a general matter, are not administered by injection.

“Losses” shall have the meaning set forth in Section 9.1.

“Lyophilized Product” shall mean a Natural Product wherein processed stool is lyophilized. As an example, and not by way of limitation, Purchaser’s CP101 product is a “Lyophilized Product.”

“MALA” shall mean the Second Amended and Restated Material Access and License Agreement by and between Purchaser and Seller, dated September 19, 2017.

“Manufacture” means any and all activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any product (or any components or process steps involving any product), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.

“Manufacturing Platform” shall mean Seller’s stool donor program and manufacturing operation and related Technology.

“Massachusetts AG” shall have the meaning set forth in Section 7.1(a).

“Massachusetts AG Approval” shall have the meaning set forth in Section 7.1(a).

“Master Strategic Affiliation Agreement” shall mean that certain master strategic affiliation agreement, dated as of December 14, 2016, between Purchaser and Seller.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in, or has resulted in, any change or effect, that [***].

“Natural Product” shall mean any Product manufactured directly from stool from a stool donor source without the use of culturing or replication; provided, that “Natural Product” does not include any Enriched Product. As an example, and not by way of limitation, CP101 is a “Natural Product.”

“Natural Product Drug Substance” shall mean a formulated liquid suspension derived from the stool of a stool donor source that may be incorporated into a Natural Product.

“Natural Product Milestone Event” shall have the meaning set forth in Section 3.1(a).

“Natural Product Milestone Payment” shall have the meaning set forth in Section 3.1(a).

“Natural Product Royalties” shall have the meaning set forth in Section 3.2(a)(i).

“Natural Product Royalty Term” shall have the meaning set forth in Section 3.2(a)(i).

“Net Sales” shall mean [***].

“New In-License” shall mean a license entered into by Purchaser or its Affiliates after the Closing Date concerning Technology of a Third Party that would be reasonably useful or necessary for the Manufacture of OpenBiome FMT Product after the Closing Date.

“Non-Assigned Assets” shall have the meaning set forth in Section 2.7(b).

“OFAC” shall have the meaning set forth in Section 4.9(h).

“OpenBiome CMC Technology” shall mean all Technology owned or Controlled by Seller as of the Closing Date that is necessary or useful in the Manufacture of Natural Products, including Technology pertaining to the Manufacturing Platform (i.e. the selection of human stool donors, and the collection, processing, and preparation of stool from human donors for research, clinical, commercial and other use, including the manufacture of OpenBiome FMT Products, Natural Products, and other products). For clarity, “OpenBiome CMC Technology” includes the QSL Licensed Technology and the QS Technology Improvements. For the avoidance of doubt, OpenBiome CMC Technology does not include Contract Services IP.

“OpenBiome FMT Product” shall mean any Natural Product other than a Lyophilized Product solely to the extent such Natural Product is made, used distributed or sold by Seller, its Affiliates or sublicensees for the treatment of recurrent clostridium difficile (“rCDI”) under FDA enforcement discretion, pursuant to an Emergency IND or for Clinical Research and Studies, including, but not limited to, the following Natural Products: [***].

“OpenBiome Technology” shall have the meaning set forth in Section 4.8(b).

“Order” shall mean any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, guideline, doctrine, guidance, decree, ruling, determination, directive, corporate integrity agreement or similar agreement, award or settlement, whether civil, criminal or administrative.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Patents” means (a) all patents and patent applications in any country or region, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, and (d) any and all substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

“Permitted Encumbrance” shall mean the following: (a) statutory Encumbrances for Taxes; (b) statutory or common law Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; or (c) statutory or common law Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies arising in the ordinary course of business, in each case of clauses (a), (b) and (c) for sums not yet due and payable and not otherwise in default.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

“Phase II Clinical Trial” shall mean a human clinical trial of a product, the principal purpose of which is to make a preliminary determination about such product’s efficacy, conducted in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or any successor regulation), or a similar clinical study prescribed by a Regulatory Authority outside the United States, and that is intended to explore one or more doses, dose response and duration of effect in the target patient population, and to generate initial evidence of clinical activity and safety in such patient population; provided that the treatment of patients for compassionate use, including in an expanded access program, single patient program or named patient program shall not be included in determining whether or not a clinical trial is a Phase II Clinical Trial or whether a patient has been dosed thereunder.

“Phase III Clinical Trial” shall mean a clinical trial in a human patient population that is sufficient to support Regulatory Approval in the proposed Indication, as more fully defined in 21 C.F.R. § 312.21(c), as amended (or its successor regulation) and that is designed to obtain data determining efficacy and safety of a pharmaceutical product to support such Regulatory Approval, or a similar clinical study prescribed by a Regulatory Authority outside the United States; provided, however, that the FDA permits the treatment of patients in the U.S. under an open IND in such clinical trial; and provided, further, that treatment of patients for compassionate use, including in an expanded access program, single patient program or named patient program shall not be included in determining whether or not a clinical trial is a Phase III Clinical Trial or whether a patient has been dosed thereunder.

“Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date, and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Product” shall mean any product developed or made from an isolated set of bacterial strains or a natural composition of bacterial strains.

“Product Registrations” shall mean all Regulatory Approvals, authorizations, approvals, registrations, clearances, consents, qualifications, certifications, licenses, permits and other rights from the FDA and other Regulatory Authorities that are necessary for the research, Development, clinical testing, commercialization, Manufacture, service, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Product.

“Purchase Price Allocation” shall have the meaning set forth in Section 2.8(b).

“Purchased Assets” shall have the meaning set forth in Section 2.1(d)(i).

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“Purchaser Manager” shall be the individual designated by Purchaser who will serve as Purchaser’s primary point of contact regarding the technology transfer in Section 6.6 and Section 6.8(e), if applicable. Purchaser may designate a new Purchaser Manager at any time, provided that Purchaser provides prior written notice of any such change to Seller.

“Purchaser’s Officer Certificate” shall mean a certificate, dated as of the Closing Date, duly executed by an officer of Purchaser, certifying that each of the conditions specified in Section 8.3(a) and Section 8.3(b) are satisfied in all respects.

“QS Technology Improvements” shall mean any improvements, modifications and enhancements to the QSL Licensed Technology developed or made by or on behalf of Seller, whether or not patentable, or subject to copyright or trade secret protection). For the avoidance of doubt, QS Technology Improvements does not include Contract Services IP.

“QSL Licensed Technology” shall mean (i) quality documentation Controlled by Seller, including, but not limited to, those systems, files and software identified on Annex 1.1(b), and (ii) all related Know-How Controlled by Seller.

“Records” shall mean all books and records in the possession of Seller or its Affiliates to the extent relating to the Purchased Assets, including correspondence with the FDA or other Regulatory Authorities, all Product drawings, work instructions and bills of materials, customer lists and vendor lists, all data, results and related information from any studies or trials related to the Contract Services IP or Products.

“Regulatory Approval” shall mean all approvals necessary for the Manufacture, marketing, importation and sale of a Product for one or more Indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, including (where required for sale) any pricing and reimbursement approvals. Regulatory Approvals include approvals by Regulatory Authorities of INDs.

“Regulatory Authority” shall mean the FDA, the Federal Trade Commission, the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services or any other federal, state, local or foreign Governmental Entity that is concerned with or regulates the Development, testing, packaging, labeling, storage, sale, quality, safety, efficacy, reliability or Manufacturing and servicing of drugs, biologics and medical devices, federal or state health care programs, or the provision of health care or similar services.

“Regulatory Laws” shall mean the following Laws: (a) the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq), as amended, and all regulations promulgated thereunder, (b) the federal False Claims Act (42 U.S.C. § 1320a-7b(a)), as amended, (c) the Physician Payments Sunshine Act, as amended, and its implementing regulations, (d) the Patient Protection and Affordable Care Act, (e) the federal Medicare and Medicaid statutes, (f) the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, (g) the federal Physician Self-Referral (Stark) Law, 42 U.S.C. § 1395nn, (h) the federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, (i) the Federal Trade Commission Act, (j) any other Laws governing research, Development, clinical testing, investigational use, marketing clearance, marketing approval, Manufacturing, servicing, packaging, labeling, promotion, sale, import or export of pharmaceutical or biological products, and (k) all Laws similar to the foregoing within any other federal, state, local or foreign jurisdiction.

“Regulatory Materials” shall mean copies of the Product Registrations and any applications therefor, including currently pending, previously denied or previously withdrawn applications, together with copies of related correspondence between Seller and the applicable Regulatory Authority, and any other existing files and dossiers relating to the Product Registrations, and the underlying data or information used to support, maintain or obtain Product Registrations.

“Reporting Metrics” shall have the meaning set forth in Section 3.4.

“Restricted Field” shall mean the diagnosis, treatment, palliation or prevention in humans of [***]; provided, however, that Seller shall be permitted to continue any activity in a Restricted Field that was on-going as of February 1, 2019 under that certain Asset Purchase and License Agreement dated as of February 1, 2019 between the Parties or that was subsequently approved by Purchaser or its Affiliates under such agreement.

“Royalties” shall mean Natural Product Royalties and Cultured Product Royalties, as applicable.

“Royalty Term” shall mean a Natural Product Royalty Term or a Cultured Product Royalty Term, as applicable.

“Schedules” shall have the meaning set forth in Section 1.2(i).

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Disclosure Schedules” shall have the meaning set forth in Section 1.2(h).

“Seller Indemnified Party” shall have the meaning set forth in Section 9.2(a).

“Seller’s Legal Fees” shall have the meaning set forth in Section 2.1(b).

“Seller Manager” shall be the individual designated by Seller who will serve as Seller’s primary point of contact regarding the technology transfer in Section 6.6 and Section 6.8(e), if applicable. Seller may designate a new Seller Manager at any time, provided that Seller provides prior written notice of any such change to Purchaser

“Seller Massachusetts Taxes” shall have the meaning set forth in Section 7.15.

“Seller’s Officer’s Certificate” shall means a certificate, dated as of the Closing Date, duly executed by the Executive Director of Seller, certifying that each of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied in all respects.

“Seller’s Secretary’s Certificate” shall mean a certificate, dated as of the Closing Date, duly executed by the secretary of Seller, certifying that: (a) all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller; and (b) (i) Seller’s certificate of incorporation and by-laws, attached to the certificate, are true and complete and has been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (ii) below and no amendment, rescission or modification to such document has occurred since the date thereof; and (ii) the written consent adopted by the board of directors of Seller, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, as attached to the certificate, was duly adopted by the board of directors, remains in full force and effect, and has not been amended, rescinded or modified.

“Subject Matter Agreement” shall have the meaning set forth in Section 2.6(a)(vi).

“Sublicensee” shall mean any Third Party to whom Purchaser or Seller, as applicable, grants or has granted, directly or indirectly (e.g. a sublicensee of a sublicensee of Purchaser or Seller, as applicable), a permitted sublicense of rights licensed by Seller to Purchaser, or Purchaser to Seller, as applicable, under this Agreement.

“Sublicensee Cultured Product Royalties” shall have the meaning set forth in Section 3.2(a)(ii)

“Sublicensee Natural Product Royalties” shall have the meaning set forth in Section 3.2(a)(ii).

“Sublicensing Revenue” shall mean [***].

“Tax Return” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, including any attachment or schedule thereto and including any amendments thereof.

“Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, real property and personal property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, unemployment, disability, net worth, capital gains, transfer, documentary, stamp, social security, environmental, occupation, and franchise, gross receipts, premium, escheat or unclaimed property obligation, ad valorem, alternative or add-on minimum, custom duty, and estimated taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes or payable with respect to taxes as successor or transferee.

“Taxing Authority” shall mean any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Technology” shall mean all Patents, Patent applications, trade secrets, Copyrights, Know-How, methods, processes, techniques, data, technical documentation, manuals, regulatory submissions, specifications, standard operating procedures, instructions, and other intellectual property of any kind (whether or not protected or protectable under Patent, Trademark, Copyright or similar Laws).

“Termination Date” shall have the meaning set forth in Section 10.1(e).

“Territory” shall mean worldwide.

“Third Party” shall mean any Person other than Purchaser or Seller or their respective Affiliates.

“Third Party License Fees for Natural Products” shall mean any payments or fees (including royalties, milestones and maintenance fees) owed by Purchaser or its Affiliates to Third Parties as a result of the practice of intellectual property licensed from such Third Parties in the Exploitation of Natural Products. For the avoidance of doubt, the Third Party License Fees for Natural Products includes any royalties, milestones and other payments due to be paid by Purchaser or its Affiliates to [***].

“Third Party License Fees for OpenBiome FMT Product” shall mean any payments or fees (including royalties, milestones and maintenance fees) owed by Purchaser or its Affiliates to Third Parties as a result of the practice of intellectual property licensed from such Third Parties in the Exploitation of OpenBiome FMT Product.

“Third-Party Claim” shall have the meaning set forth in Section 9.4.

“Third-Party Claim Notice” shall have the meaning set forth in Section 9.4.

“Trademarks” shall mean any and all trademarks, service marks, trade dress, logos, slogans, trade names, all material unregistered trademarks, together with all adaptations, derivations and combinations thereof, and all goodwill associated with any of the foregoing throughout the world.

“Transaction Proposal” shall have the meaning set forth in Section 7.5(a).

“Transfer Taxes” shall mean any federal, state, county, local, foreign or other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar tax, fee or charge (including any penalties, interest and additions thereto) imposed in connection with the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement, provided that Transfer Taxes shall not include any income or withholding taxes.

“Upfront Payment” shall have the meaning set forth in Section 2.1(b).

“United States” or “U.S.” shall mean the United States of America and its territories, commonwealths and possessions.

Section 1.2. Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms “Dollars” and “$” shall mean lawful currency of the United States.

(d) The words “include,” “includes” and “including” and words of similar import will be by way of example rather than by limitation.

(e) The word “or” will have the inclusive meaning “and/or.”

(f) The word “shall” will be construed to have the same meaning as the word “will.”

(g) Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(h) When a reference is made in this Agreement to an Article, a Section, an Exhibit, an Annex or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit, or an Annex or a Schedule to, this Agreement unless otherwise indicated. All references herein to a Schedule or Schedules, shall be to Seller’s disclosure schedules delivered by Seller contemporaneously with the execution and delivery of this Agreement (the “Seller Disclosure Schedules”). The Seller Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement and the disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify other sections and subsections to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other section or subsection.

(i) All schedules, exhibits and Annexes (the “Schedules,” “Exhibits,” and Annexes, respectively) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement.

ARTICLE II

PURCHASE AND SALE; GRANT OF LICENSES

Section 2.1. Purchase and Sale of Assets; Know-How Transfer; Grant of Licenses.

(a) Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, convey, deliver, transfer and assign to Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances, and Purchaser shall purchase, take delivery of and acquire from Seller all of Seller’s right, title and interest in, to and under all of the Purchased Assets and to assume, satisfy and discharge when due all Assumed Liabilities. At the Closing, Seller shall provide the know-how transfer to Purchaser pursuant to Section 6.6.

(b) Pursuant to the terms and subject to the conditions of this Agreement, on the date hereof, Seller shall grant the licenses to Purchaser pursuant to Section 6.5, perform the obligations pursuant to Section 7.10, and sell, convey, assign and transfer to Purchaser the exclusive donor materials in Purchaser’s possession set forth on Annex 2.1(c) and, in exchange, Purchaser shall (A) pay to Seller in immediately available funds by wire transfer and in accordance with written instructions given by Seller to Purchaser reasonably in advance of the payment date (i) the amount of one million dollars ($1,000,000) (the “Upfront Payment”), payable upon the date hereof; (ii) the amount of Seller’s reasonable, documented, out-of-pocket attorneys’ fees and expenses in connection with Seller’s negotiation of this Agreement, up to a maximum amount of one hundred fifty thousand dollars ($150,000), payable upon the date hereof (the “Seller’s Legal Fees”); and (iii) the payments described in Article III, if, as and when due and payable thereunder; and (B) deliver to Seller a fully executed copy of the License Agreement.

(c) Purchase and Sale of Assets on the Date Hereof. Upon the terms and subject to the conditions set forth herein, on the date hereof, Seller and its Affiliates sell, convey, assign and transfer to Purchaser, and Purchaser purchases, acquires and accepts from Seller and its Affiliates, all of Seller’s and its Affiliates’ right, title and interest in, to and under the exclusive donor materials in Purchaser’s possession, which are set forth on Annex 2.1(c), in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(d) Purchase and Sale of Assets at the Closing.

(i) Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause any of its Affiliates who own or Control Purchased Assets to, sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and its Affiliates, all of Seller’s and its Affiliates’ right, title and interest in, to and under the following (collectively, the “Purchased Assets”), in each case free and clear of all Encumbrances, other than Permitted Encumbrances:

(A) the Capital Equipment set forth on Annex 2.1(d)(i)(A);

(B) all rights under Seller’s and its Affiliates’ Contracts related to the Manufacturing Platform that are set forth on Annex 2.1(d)(i)(B) and all of Seller’s and its Affiliates’ agreements with donors, including research agreements and informed consents, (collectively, the “Assumed Contracts”);

(C) all Contract Services IP, including the Contract Services IP set forth on Annex 2.1(d)(i)(C);

(D) all Records, provided, however, that, subject to Section 11.9, Seller may retain copies of such Records to the extent they relate to Excluded Assets or Excluded Liabilities; and

(E) all claims, counterclaims, credits, causes of action, chooses in action, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims arising out of or relating to the Purchased Assets and all other intangible property rights that relate to the Purchased Assets or any Assumed Liabilities and the right to receive all proceeds and damages therefrom.

The Annexes set forth in this Section 2.1 shall be updated by Seller, as necessary to make the Annexes complete as of the Closing Date, and Seller shall deliver such updated Annexes to Purchaser no later than five (5) Business Days prior to the Closing.

Section 2.2. Excluded Assets. Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any assets, property, rights and interests of Seller or any of its Affiliates other than the Purchased Assets (such assets collectively, the “Excluded Assets”). For the avoidance of doubt, the Excluded Assets shall include Seller’s computers, laptops and other personal electronic devices and the other items set forth on Annex 2.2.

Section 2.3. Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, Purchaser shall, effective at the Closing, assume, satisfy and thereafter discharge only the following Liabilities of Seller and its Affiliates and no others (collectively, the “Assumed Liabilities”):

(a) Liabilities arising after the Closing (and not in any respect of any period prior to the Closing) under the Assumed Contracts, but only to the extent that such Liabilities (i) do not arise in respect of any breach of or violation under such Assumed Contract by Seller, its Affiliates, sublicensees or representatives prior to or at the Closing or (ii) do no arise in respect of any act or omission by Seller, its Affiliates, sublicensees or representatives under such Assumed Contract prior to or at the Closing; and

(b) Liabilities arising after the Closing from Purchaser’s (or its successors’ or assignees’) ownership of the Purchased Assets (other than the Assumed Contracts, which are subject to Section 2.3(a), and Taxes relating to or attributable to any Pre-Closing Tax Period).

Section 2.4. Excluded Liabilities. Seller acknowledges and agrees that Purchaser will not assume any Liability or Taxes of Seller or any of its Affiliates other than the Assumed Liabilities (such Liabilities collectively, the “Excluded Liabilities”).

Section 2.5. Purchase Price. As consideration for the conveyance of the Purchased Assets and subject to the terms and conditions set forth in this Agreement, Purchaser shall,

(a) on the Closing Date, deliver to Seller, in immediately available funds by wire transfer and in accordance with written instructions given by Seller to Purchaser reasonably in advance of the payment date:

(i) an amount equal to two million two hundred fifty thousand ($2,250,000); plus

(ii) only if, on the Closing Date, there is not a Clinical Hold in place, an amount equal to one million six hundred thousand dollars ($1,600,000); and

(b) assume the Assumed Liabilities.

Section 2.6. Closing. The Parties will use commercially reasonable efforts to consummate the Closing on or before March 1, 2021, provided that the conditions precedent to the Closing specified in Article VIII have been satisfied or waived, or at such other time and date mutually agreed upon by the Parties, remotely be exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.6. At the Closing, Seller shall convey title to the Purchased Assets to Purchaser, and deliver or otherwise put Purchaser in control of such Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances, and perform the know-how transfer pursuant to Section 6.6.

(a) Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) the Seller’s Secretary Certificate;

(ii) the Seller’s Officer’s Certificate;

(iii) the Bill of Sale, duly executed by Seller;

(iv) the FIRPTA Certificate, duly executed by Seller;

(v) a duly completed and accurate Internal Revenue Service From W-9;

(vi) a Subject Matter Agreement under the Amended and Restated Master Agreement, under which Purchaser would perform only the services set forth on Exhibit D for Seller (the “Subject Matter Agreement”), duly executed by Seller; and

(vii) evidence, acceptable to Purchaser in its reasonable discretion, that all Encumbrances (if any), other than Permitted Encumbrances, have been properly terminated or released on or before the Closing, including either (i) a completed UCC-3 Termination Statement, in a proper form for filing, in respect of each such Encumbrance, or (ii) a payoff letter from the secured party thereunder, in form and substance acceptable to Purchaser, certifying that upon receipt by or on behalf of Seller of the amount specified in such payoff letter, such Encumbrance shall be released with no further action and that such secured party will, promptly upon receipt of the specified amount, deliver to Purchaser a duly executed UCC-3 Termination Statement, in a proper form for filing, in respect of such Encumbrance.

(b) Purchaser Closing Deliverables. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i) the Purchaser’s Officer’s Certificate;

(ii) the Bill of Sale, duly executed by Purchaser; and

(iii) the Subject Matter Agreement, duly executed by Purchaser.

Section 2.7. Purchased Assets Not Transferred at the Closing.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset that is not assignable or transferable without the consent of any Third Party, to the extent that such consent shall not have been given prior to the Closing. Seller shall, and shall cause its Affiliates to use their respective reasonable best efforts to obtain, and Purchaser shall cooperate with Seller in connection therewith, all necessary consents to the assignment and transfer thereof.

(b) With respect to any Purchased Asset that is not transferred or assigned to Purchaser at the Closing by reason of Section 2.7(a) (the “Non-Assigned Assets”), then, notwithstanding anything to the contrary set forth herein, (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assigned Asset, and Seller shall use its reasonable best efforts, to obtain such consent as soon as possible after the Closing, provided, that neither Seller nor any of its Affiliates shall be required to pay any money to any Third Party, commence any Action against a Third Party or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts; and (b) at Purchaser’s election, (i) the Non-Assigned Asset shall be an Excluded Asset and Purchaser shall have no Liability whatsoever with respect to any such Non-Assigned Asset or any Liability with respect thereto until and unless such consent is obtained by Seller or (ii) Seller shall use its reasonable best efforts to, and cause its Affiliates to, provide to Purchaser the benefits of such Non-Assigned Asset thereof, and shall enforce, at the request of and for the account of Purchaser, any rights of Seller arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the request of Purchaser; provided that, to the extent that Purchaser is provided with the benefits of any Non-Assigned Asset, Purchaser shall perform the related obligations of Seller thereunder. Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Non-Assigned Asset, such Assumed Liability shall be deemed to be an Excluded Liability unless and until such Non-Assigned Asset is transferred and assigned to Purchaser, at which point such Excluded Liability shall become an Assumed Liability.

(c) Without limiting the foregoing, from time to time after the Closing, and for no further consideration, if Purchaser identifies for Seller in writing any Contract that should be an Assumed Contract because it is necessary for the operation of the Business, and was not transferred to Purchaser at the Closing, then Seller shall promptly assign or otherwise transfer, or cause its Affiliate to promptly assign or otherwise transfer, such Contract to Purchaser.

Section 2.8. Taxes.

(a) Any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller. Purchaser and Seller shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of any applicable Transfer Tax Laws. All property Taxes and assessments on the Purchased Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Purchaser and Seller as of the Closing Date.

(b) No later than [***] after the Closing Date, Purchaser shall provide Seller with an allocation of the purchase price (plus the Assumed Liabilities and any other liabilities deemed assumed by Purchaser for United States federal income Tax purposes) among the Purchased Assets, as determined by Purchaser (the “Purchase Price Allocation”), and Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare the Purchase Price Allocation and any adjustments thereto. The Purchase Price Allocation will be prepared in good faith using commercially reasonable judgment in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) and any third-party valuation of the Purchased Assets. Thereafter, Seller shall have [***] either to (i) agree with and accept the Purchase Price Allocation or (ii) in good faith, suggest changes to the Purchase Price Allocation and attempt to agree with Purchaser as to the contents of the Purchase Price Allocation. Purchaser and Seller shall consult in good faith on the Purchase Price Allocation to resolve any differences, but neither party shall be bound by the other party’s suggestions. In the event that the Purchase Price Allocation has been agreed to between Purchaser and Seller, the Parties shall report, act and file their respective Tax Returns (including IRS Form 8594) in accordance with the Purchase Price Allocation and any adjustments thereto and shall not take any position on a Tax Return or in a Tax audit or similar proceeding inconsistent with the Purchase Price Allocation or any adjustments thereto except upon a final determination by an applicable Taxing Authority. If any subsequent adjustment is required to be made to the Purchase Price Allocation, the Purchase Price Allocation shall be revised to take such adjustment into account. Purchaser and Seller shall provide the other promptly with any other information reasonably required to complete the Purchase Price Allocation and any adjustments thereto.

(c) Each Party shall cooperate, to the extent reasonably requested by the other Party, in connection with any Tax matters relating to the Purchased Assets (including by the provision of reasonably relevant records or information). Notwithstanding the foregoing, no Party shall have an obligation to provide any copies of its consolidated, combined or unitary Tax Returns to the other Party.

(d) Seller shall have caused all Tax sharing or allocation agreements or arrangements and all powers of attorney with respect to the Purchased Assets to be terminated as of Closing such that after the Closing, Purchaser will not be bound thereby or have any liability thereunder.

Section 2.9. Wrong Pockets.

(a) If, after the Closing, Purchaser or any of its Affiliates possesses any Excluded Asset, Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to transfer such asset, at no cost to Seller.

(b) If, after the Closing, Seller or any of its Affiliates possesses any Purchased Asset, Seller shall, or shall cause its Affiliates to, use commercially reasonable best efforts to transfer such asset, at no cost to Purchaser.

ARTICLE III

MILESTONES AND OTHER FINANCIAL OBLIGATIONS

Section 3.1. Natural Product Milestone Payments.

(a) On the date hereof, Purchaser shall make the payments described in Table 1 below (each, a “Natural Product Milestone Payment”) following the first achievement by Purchaser or an Affiliate (but not any other Sublicensee) of the corresponding event (each, a “Natural Product Milestone Event”) described in the row to the left of such payment in Table 1.

Table 1

No.	Natural Product Milestone Event	Natural Product Milestone Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

(b) Each Natural Product Milestone Payment shall be payable only once and only on the first Natural Product that achieves the corresponding Natural Product Milestone Event. In no event shall any of the Natural Product Milestone Payments be paid more than once, regardless of the number of times a Natural Product achieves each Natural Product Milestone Event. Notwithstanding the foregoing, the [***] payable to Seller for achievement of the Natural Product Milestone Events, shall be deemed be have already been paid to Seller, and shall not be paid. For illustrative purposes only, if the first and second Natural Product Milestone Events that are achieved are the Natural Milestone Events in rows 1 and 2, respectively, then upon the achievement of the Natural Product Milestone Event in rows 1 and 2, nothing will be paid by Purchaser to Seller. For the avoidance of doubt, the maximum aggregate amount Purchaser shall be obligated to pay pursuant to this Section 3.1 shall be $[***].

(c) Purchaser shall promptly (and in any event no later than [***] thereafter) notify Seller of the achievement of any Natural Product Milestone Event set forth in Table 1 above. The Natural Milestone Events set forth in rows 8, 9 and 10 in Table 1 shall be deemed to be achieved [***] after the last day of the Fiscal Year in which they occur, while all of the other Natural Milestone Events shall be deemed to be achieved on the date of such achievement. If Seller notifies Purchaser in writing that Seller believes a Natural Product Milestone Event has been achieved, Purchaser shall have [***] to respond to Seller by written notice either with (a) Purchaser’s agreement that such Natural Product Milestone Event has been achieved, or (b) a detailed description of any remaining requirements for the achievement of such Natural Product Milestone Event. Purchaser shall pay to Seller the applicable Natural Product Milestone Payment within [***] after achievement. Each such payment will be made by wire transfer of immediately available funds into an account designated by Seller in writing reasonably in advance of the due date of the payment. All Natural Product Milestone Payments shall be payable in United States Dollars. A Natural Product Milestone Payments not paid when due shall accrue interest at the rate of [***], from the date such Natural Product Milestone Payment was originally payable hereunder.

(d) For the avoidance of doubt, as of the date hereof, the Natural Product Milestone Payments are the only milestone payments (as distinct from royalty payments or other payments set forth in this Agreement) that are payable to Seller by Purchaser (upon the achievement of the Natural Milestone Events thereto), and the Parties hereby acknowledge and agree that there are no other milestone payments that are payable or potentially payable to Seller by Purchaser or its Affiliates upon the achievement of any other events in this Agreement or any other agreement.

Section 3.2. Natural Product Royalties and Sublicensing Revenue Payments.

(a) Subject to adjustment pursuant to Section 3.2(c), following the date of this Agreement, effective upon the First Commercial Sale of any Natural Product, Purchaser shall pay to Seller, on a Natural Product-by-Natural Product basis, the following payments during the Natural Product Royalty Term:

(i) a royalty of [***]% on all Net Sales of each Natural Product by Purchaser or its Affiliates (the “Natural Product Royalties”); and

(ii) a payment of [***]% of all Sublicensing Revenue received by Purchaser from Sublicensees (other than Affiliates) in connection with the development, use or sale of Natural Products (the “Sublicensee Natural Product Royalties”).

(b) Natural Product Royalty Term. Purchaser will pay to Seller the Natural Product Royalties and the Sublicensee Natural Product Royalties during the period commencing upon the First Commercial Sale of a Natural Product and ending on the twenty-five (25) year anniversary of the First Commercial Sale of such Natural Product in such country (each, a “Natural Product Royalty Term”).

(c) Natural Product Royalty Reductions.

(i) Generic Competition. If, on a Natural Product-by-Natural Product, country- by-country and calendar quarter-by-calendar quarter basis, Generic Competition is present in such country with respect to any Natural Product, then Purchaser may reduce the royalty payments otherwise due for Net Sales of such Natural Product pursuant to Section 3.2(a)(i) by [***] from and including any such calendar quarter and after such calendar quarter during which Generic Competition exists in such country.

(ii) Third Party Payments. If Purchaser, in its reasonable judgment, obtains rights from a Third Party for any technology that is necessary to develop, make, use or sell a Natural Product, then Purchaser may, beginning from the date of such third party agreement with such Third Party pursuant to which it obtained such rights, reduce the Natural Product Royalties by [***] of the [***] payments paid to such Third Party on sales of Natural Products under such agreement; provided, that such deductions may not reduce by more than [***]% the Natural Product Royalties otherwise due to Seller with respect to the sale of such Natural Product. [***].

(d) Payments. Natural Product Royalties and Sublicensee Natural Product Royalties shall be paid annually by Purchaser to Seller no later than [***] following the last day of each Fiscal Year based upon Net Sales accruing during the respective Fiscal Year. All such payments shall be made by wire transfer of immediately available funds to an account specified in writing by Seller in writing reasonably in advance of the due date of the payment and shall be payable in United States Dollars. Natural Product Royalties and Sublicensee Natural Product Royalties not paid when due shall accrue interest at the rate of [***], whichever is lower, from the date such amounts were originally payable hereunder.

Section 3.3. Cultured Product Royalties and Sublicensing Revenue.

(a) Following the execution of this Agreement, Purchaser shall pay to Seller, on a Cultured Product-by-Cultured Product basis, the following payments during the Cultured Product Royalty Term:

(i) a royalty of [***]% on all Net Sales of each Cultured Product by Purchaser or its Affiliates (the “Cultured Product Royalties”); and

(ii) a payment of [***]% of all Sublicensing Revenue received by Purchaser from Sublicensees (other than Affiliates) in connection with the development, use or sale of Cultured Products (the “Sublicensee Cultured Product Royalties”).

(b) Cultured Product Royalty Term. Purchaser will pay to Seller the Cultured Product Royalties and Sublicensee Cultured Product Royalties during the period commencing upon First Commercial Sale of a Cultured Product and ending on the fifteen (15) year anniversary of the First Commercial Sale of such Cultured Product in a given country (each, a “Cultured Product Royalty Term”).

(c) Cultured Product Royalty Payments. Cultured Product Royalties and Sublicensee Cultured Product Royalties shall be paid annually by Purchaser to Seller no later than [***] following the last day of each Fiscal Year based upon Net Sales accruing during the respective Fiscal Year. All such payments shall be made by wire transfer of immediately available funds to an account specified in writing by Seller reasonably in advance of the due date of the payment and shall be payable in United States Dollars. Cultured Product Royalties and Sublicensee Cultured Product Royalties due under Section 3.3(a)(i) and Section 3.3(a)(ii) that are not paid when due shall accrue interest at the rate of [***], whichever is lower, from the date such amounts were originally payable hereunder.

Section 3.4. Royalty Reports. Concurrently with each payment of Royalties and Sublicensing Revenue, Purchaser shall deliver to Seller a report setting forth in reasonable detail for the applicable period relating to such Royalties and Sublicensing Revenue: [***] (the “Reporting Metrics”). Within [***] following June 30 of each Fiscal Year, Purchaser shall deliver to Seller an informational report setting forth its best estimates as of such date of the Reporting Metrics for such six-month period (an “Interim Report”); such Interim Report shall be non-binding and will be delivered for informational purposes only and any amounts presented therein shall be subject to update and revision in the applicable annual period report.

Section 3.5. Records. During each Royalty Term and for a period of [***] thereafter, Purchaser shall keep accurate records of: (a) all Net Sales in sufficient detail to enable Seller to verify the Royalties and Sublicensing Revenue payable thereon; (b) data and calculations used to determine, in each country, whether Generic Competition is present, for purposes of Natural Products; and (c) all Sublicensing Revenue.

Section 3.6. Audit Rights. During each Royalty Term and for a period of [***] thereafter, upon no less than [***] advance written notice to Purchaser from Seller, Purchaser shall provide access, during Purchaser’s normal business hours, to its books and records relating to its payment obligations under this Agreement, including without limitation, sales records relating to the applicable Natural Product or Cultured Product, to an independent certified public accounting firm appointed by Seller, at Seller’s own cost and expense, to verify Purchaser’s compliance with Purchaser’s Royalties and Sublicensing Revenue payment obligations hereunder. Seller and its representatives agree to protect the confidentiality of all information obtained in such inspection pursuant to Section 11.9. Any such audit shall not be more frequently than once in any twelve (12) month period. Seller shall promptly provide Purchaser a copy of any report generated during such an audit. If any audit reveals an underpayment of Royalties or Sublicensing Revenue in excess of [***] of the amount due with respect to the period being audited, Purchaser shall pay, within [***] of Purchaser’s receipt of a report of the audit results (a) the reasonable, documented costs of such audit plus (b) such additional Royalties and Sublicensing Revenue that were payable to Seller at an earlier date but for Purchaser’s reporting error plus (c) interest on such Royalties and Sublicensing Revenue at the rate of [***], whichever is lower, from the date such Royalties or Sublicensing Revenue were originally payable hereunder. In the event that such audit reveals an overpayment of Royalties or Sublicensing Revenue by Purchaser, (i) such overpayment shall be credited against Purchaser’s future Royalty and Sublicensing Revenue payments to the extent due or (ii) Seller shall promptly refund such overpayment to Purchaser, as elected by Purchaser in writing. Notwithstanding the foregoing, should any Governmental Entity audit Seller and should such audit relate to the Agreement, Purchaser shall provide access, during Purchaser’s normal business hours, to its books and records relating to its payment obligations under this Agreement, including without limitation, sales records relating to the Natural Products and Cultured Products, to an independent certified public accounting firm appointed by Seller or directly to such Governmental Entity even if an audit pursuant to this Section 3.6 has already occurred in the past twelve (12) months. Seller’s exercise of its audit rights under this Section 3.6 may not (i) be conducted for any Fiscal Year more than [***] after the end of such Fiscal Year to which such books and records pertain.

Section 3.7. Foreign Sales. With respect to Net Sales invoiced in a currency other than United States dollars, such Net Sales will be converted into the United States dollar equivalent using [***].

Section 3.8. Tax Withholding. Seller (or its successor, assignee or other transferee, if applicable) shall bear the Taxes to be levied on its income arising under this Agreement. Where required by applicable Law, Purchaser shall have the right to withhold applicable Taxes from any payments to be made by Purchaser to any Person pursuant to this Agreement and pay to the applicable Taxing Authority on behalf of such Person and, to the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to such Person by Purchaser (and may be deducted from any amounts due Seller hereunder). The original official government receipt evidencing payment of such taxes by Purchaser on Seller’s behalf shall be delivered by Purchaser to Seller after the date of payment, together with supporting documentation identifying the Royalties, Sublicensing Revenue or other amounts payable pursuant to this Agreement to which such taxes relate. Purchaser will provide Seller with, at Seller’s expense (which shall be reasonable and documented), reasonable assistance to enable Seller to recover any such Taxes or amounts otherwise withheld as permitted by Law. If applicable Law requires Purchaser to pay or withhold Taxes with respect to any payment to be made pursuant to this Agreement, the Purchaser will make reasonable commercial efforts to notify the Seller in writing of such payment or withholding requirements at least [***] prior to paying or withholding such Taxes and provide such assistance to the Seller at the Seller’s cost, including the provision of such documentation as may be required by a Taxing Authority, as may be reasonably requested by the Seller for purposes of claiming an exemption from or reduction of such Taxes. Seller (or its successor, assignee or other transferee, if applicable) agrees to cooperate and produce on a timely basis any tax forms, reports, including an IRS Form W-9 or an IRS Form W-8BEN-E, or other documentation required or reasonably requested by the Purchaser in order to reduce or exempt such payment from withholding Tax in advance of any payment made by Purchaser to Seller under this Agreement.

Section 3.9. No Other Royalty Payments. For the avoidance of doubt, as of the date hereof, the Natural Product Royalties, Sublicensee Natural Product Royalties, Cultured Product Royalties and Sublicensee Cultured Product Royalties are the only royalty payments (as distinct from milestone payments and other payments set forth in this Agreement) that are payable to Seller by Purchaser, and the Parties hereby acknowledge and agree that there are no other royalty payments that are payable or potentially payable to Seller by Purchaser or its Affiliates in this Agreement or any other agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that, except as disclosed by Seller in the Seller’s Disclosure Schedules, the following statements are true, complete and correct as of the date hereof and as of the Closing Date:

Section 4.1. Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties or assets requires it to be so qualified, licensed or in good standing.

Section 4.2. Authority. Seller has all requisite corporate power and authority to own and operate its respective properties and assets, and to carry on its business as it is now being conducted. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the performance by Seller of its respective obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Seller. This Agreement, and each Ancillary Agreement executed on the date hereof or to be executed on the Closing Date, as applicable, has been or will be duly executed and delivered by Seller, and, assuming the valid execution and delivery by Purchaser, constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law). Seller does not have any outstanding capital stock.

Section 4.3. No Conflict. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation or the by-laws or similar organizational documents of Seller; (b) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Purchased Asset; (c) violate or conflict with, or result in a breach of, constitute a default under, or create rights of acceleration, termination or cancellation under any Purchased Asset, or (d) result in the creation or imposition of a material Encumbrance upon, or the forfeiture of, any Purchased Asset; or (e) violate or result in a breach of, or constitute a default under any Law of any Governmental Entity to which Seller is subject.

Section 4.4. Required Filings and Consents.

(a) The execution and delivery of this Agreement by Seller, if any and as applicable, and the consummation of the transactions contemplated hereby, do not require any consents, approvals, notices or filings with any Governmental Entities or other Third Parties other than as set forth on Schedule 4.4.

(b) Other than the approval or non-objection to be obtained from the Massachusetts Attorney General pursuant to Section 7.1, no consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is necessary or required by or with respect to Seller in connection with the execution and delivery by Seller of this Agreement, the consummation by Seller of the transactions contemplated by this Agreement or the compliance by Seller with the provisions of this Agreement, including the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law. Seller, including its “Ultimate Parent Entity” as that term is defined in 16 C.F.R. Part 801.1(a)(3), together with all entities its Ultimate Parent Entity controls pursuant to 16 C.F.R. Parts 801.1(a)(2) and (a)(3)(b)], does not have $18,800,000 of “total assets” or more or in “annual net sales” as determined in accordance with 16 C.F.R. Part 801.11.

Section 4.5. Solvency. Seller is, and will be immediately following the consummation of the transactions contemplated hereby (a) able to pay its debts as they become due, and (b) is solvent and will be solvent immediately following the Closing. Seller is not engaged in any transaction, and it is not about to engage in any transaction, for which its remaining assets and capital are or will be insufficient. Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 4.6. Purchased Assets.

(a) Seller has good and marketable title to, or valid contracts rights to, as applicable, all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances. Seller has the power and right to sell, assign, transfer and deliver to Purchaser, the Purchased Assets and there are no adverse claims of ownership to the Purchased Assets and Seller has not received notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, nor are there, to the Knowledge of Seller, any facts, circumstances or conditions on which any such claim could be brought in the future. At the Closing, Purchaser will acquire from Seller good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Purchased Assets, together with the licenses set forth in Section 6.5 and excluding the Excluded Assets, comprise all assets used or held for use by Seller and its Affiliates in connection with the Business.

Section 4.7. Contracts.

(a) Schedule 4.7(a) lists all Contracts that are material to the Purchased Assets and the Business, and all such Contracts are in writing, and none are oral Contracts. Seller has delivered or made available to Purchaser a true, correct and complete copy of each Assumed Contract, as amended. Each Assumed Contract is, in all material respects in full force and effect and is a legal, valid and binding agreement of Seller and, to the Knowledge of Seller, is a legal, valid and binding agreement of each other party thereto, enforceable against Seller and each other party thereto in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Seller has performed or is performing all material obligations required to be performed by it under the Assumed Contracts and is not in material breach or default thereunder, and to the Knowledge of Seller, no other party to any of the Assumed Contracts is in material breach or default thereunder, and no event has occurred which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Assumed

Contract or would give to others any right of termination, amendment or cancellation of any Assumed Contract. Immediately following the Closing, each Assumed Contract will continue to be in full force and effect, and be valid, binding and enforceable in accordance with its terms.

(b) No Assumed Contract (A) grants any exclusive rights (including exclusive rights in Contract Services IP) to any Person, (B) limits the freedom of Seller or its Affiliates to compete with any Person or engage in any line of business or geographic area, (C) restricts the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the products and services of Seller or any Affiliate or (D) limits the freedom of the freedom of Seller or any of its Affiliates to use any Contract Services IP after the Closing Date.

(a) No Assumed Contract contains any restriction on Seller’s or its Affiliates’ solicitation, hiring or engagement of any Person or the solicitation of any customer.

(b) No Assumed Contract contains any option, warrant, purchase right or other requirement that the Seller or any of its Affiliates sell, transfer or otherwise dispose of any of the Purchased Assets.

(c) No Assumed Contract contains any right of first refusal, right of first negotiation, right of first offer or similar right in favor of any party.

(d) No Assumed Contract grants an Encumbrance (other than Permitted Encumbrances) upon any Purchased Asset.

(e) There are no Contracts of Seller or its Affiliates that involve any resolution or settlement of any Action relating to the Purchased Assets.

Section 4.8. Intellectual Property.

(a) To the Knowledge of Seller, the Contract Services IP does not include any registered Technology. Except as set forth on Schedule 4.8(a)(i), to the Knowledge of Seller, the Contract Services IP is free and clear of any Encumbrances, other than Permitted Encumbrances. On the Closing Date, Seller shall transfer to Purchaser all of its right, title, and interest in, under and to all Contract Services IP.

(b) Seller owns or Controls and possesses the right to use and license the OpenBiome CMC Technology and such other Technology subject to the licenses set forth in Section 6.5 (collectively, the “OpenBiome Technology”).

(c) Schedule 4.8(c) lists (i) all Contracts that restrict Seller’s or its Affiliates’ use, transfer or license of any Contract Services IP or OpenBiome Technology and (ii) all Contracts involving the licensing of any Contract Services IP or OpenBiome Technology to or from a Third Party (collectively, the “IP Contracts”). Neither Seller nor any of its Affiliates has entered into any Contract with respect to the Contract Services IP or OpenBiome Technology requiring Seller or any of its Affiliates to indemnify any Person against infringement, misappropriation or violation of any Third Party Technology. There are no outstanding or, to the Knowledge of Seller, threatened disputes with respect to any IP Contract.

(d) To the Knowledge of Seller, there have been no violations of any confidentiality or assignment agreement relating to the Contract Services IP or any unauthorized disclosure of any material trade secrets that are included in the Contract Services IP. Seller has taken commercially reasonable measures to protect and safeguard and to maintain in confidence all Confidential Information and Know-How that are included in the Contract Services IP. Seller has not disclosed any Confidential Information to any Third Party that is not subject to confidentiality obligations to Seller. To the Knowledge of Seller, no party to a nondisclosure agreement with Seller with respect to Contract Services IP is in breach or default thereof.

(e) (i) To the Knowledge of Seller, no Person has misappropriated or otherwise violated, either directly or indirectly, any Contract Services IP or any OpenBiome Technology (ii) neither Seller nor any of its Affiliates has brought or threatened to bring any claim, suit or proceeding against any Person alleging any such misappropriation or violation, and (iii) neither of the foregoing clauses (i) or (ii) have been asserted in any written notice.

(f) There has not been any third party claim, suit or proceeding asserted or threatened in writing, including in the form of an offer or invitation to obtain a license, against Seller or any Affiliate relating to the Contract Services IP or any OpenBiome Technology (i) alleging misappropriation or other violation of any Person’s Technology, (ii) challenging Seller’s or any Affiliate’s, as applicable, ownership of, right, title or interest in, under or to, use of, any Contract Services IP or any OpenBiome Technology, (iii) adversely affecting the ownership rights of Seller or any Affiliate in, under or to any Contract Services IP or OpenBiome Technology, (iv) alleging that Seller or any Affiliate is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Seller or any Affiliate acquired the right to use such Contract Services IP or any OpenBiome Technology, or (vi) alleging misuse or antitrust violations arising from the use or other Exploitation by Seller or any Affiliate of any Contract Services IP or OpenBiome Technology.

(g) Neither Seller nor any Affiliate has granted any Person any right to bring, defend, or otherwise control any Action with respect to any Contract Services IP. Neither Seller nor any Affiliate has entered into, or is subject to, any third party consents, indemnifications, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes or Action that (i) restrict Seller or an Affiliate with respect to the use of any Contract Services IP or (ii) permit any Person to use any Contract Services IP.

(h) No current or former employee or consultant of Seller or its Affiliates owns any rights in or to any Contract Services IP or, to the Knowledge of Seller, OpenBiome Technology. All current and former employees and consultants of Seller or its Affiliates who contributed to the discovery, creation or development of any Contract Services IP or, to the Knowledge of Seller, OpenBiome Technology did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Contract Services IP and OpenBiome Technology arising therefrom became the exclusive property of Seller or its Affiliates or (ii) pursuant to a written agreement, assigned all of his or her Contract Services IP and OpenBiome Technology to Seller or its Affiliates and agreed to confidentiality restrictions restricting such Person’s right to use or disclose proprietary information of the Seller or its Affiliates. To the Knowledge of Seller, no employees of the Seller or any of its Affiliates or personnel of a Third Party have any claim against the Seller or its Affiliates in connection with such Person’s involvement in the conception and development of any Contract Services IP or OpenBiome Technology and no such claim has been asserted or threatened in writing. To the Knowledge of Seller, at no time during the conception of or reduction to practice of any Contract Services IP or OpenBiome Technology owned by Seller or its Affiliates was any developer, inventor or other contributor to such Contract Services IP or OpenBiome Technology operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party, in each case that reasonably would be expected to impair or limit the Seller’s or its Affiliates’ rights in the Contract Services IP or OpenBiome Technology.

(i) No current or former partner, director, stockholder, officer, contractor or employee of Seller or of any Affiliate will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any of the Contract Services IP, and no royalty or other payment is payable, or will become payable, to any such person or to a Third Party for the use of any of the Contract Services IP.

(j) The Contract Services IP has not been created pursuant to, and is not subject to, any funding agreement with any government or government agency or any Third Party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law.

Section 4.9. Compliance with Laws; Regulatory Compliance.

(a) The Exploitation by Seller and its Affiliates of any Product and the ownership by Seller and its Affiliates of the Purchased Assets have been, at all times, in material compliance with all applicable Law, including applicable Regulatory Laws. Except as set forth in Seller’s Disclosure Schedule, neither Seller nor any Affiliate has received any written communication from a Governmental Entity that alleges that Seller or any Affiliate is not in compliance in any material respect with any Law or Order with respect to its Exploitation of any Product or with respect to ownership of the Purchased Assets, respectively and as applicable. Seller and its Affiliates have, and have had, all Product Registrations necessary for its lawful Exploitation of any Product prior to the Closing Date, and each of such Product Registrations, if any, is valid and in full force and effect.

(b) Except as set forth in the Seller Disclosure Schedule, there has not been any claim of which Seller or any Affiliate has received notice of any Action pending or threatened against Seller or an Affiliate relating to any Product or the Purchased Assets. To the Knowledge of Seller, there is no fact or circumstance that would reasonably be expected to serve as a basis for any Action against Seller or any Affiliate relating to any Product or any Purchased Assets or that, if successful, could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the transactions contemplated by this Agreement. There is no Action pending by Seller or any Affiliate, or which Seller intends to initiate against any Third Party relating to any Product or any Purchased Asset. There is no outstanding Order of any Governmental Entity against Seller (i) that relates to the Business, a Product or any Purchased Asset, (ii) that could reasonably be expected to be materially adverse to the Business, any Product or any Purchased Asset, or (iii) that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the transactions contemplated by this Agreement.

(c) There is no Action pending or, to the Knowledge of Seller, threatened against Seller by any Governmental Entity, and there is no claim, investigation or administrative action of any Governmental Entity pending or, to the Knowledge of Seller, threatened, that affects or, if successful, could reasonably be expected to be materially adverse to Seller, the Business, a Product, any Purchased Assets or the Assumed Liabilities or that, if successful, could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the transactions contemplated by this Agreement, nor are there, to the Knowledge of Seller, any facts, circumstances or conditions on which any such Action could be brought in the future.

(d) Except as set forth in the Seller Disclosure Schedule, Seller and its Affiliates have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by it with respect to any Product and the Purchased Assets under applicable Regulatory Laws. Each such filing was, in all material respects, true, complete and correct as of the date of submission, and any necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Entity.

(e) Except for notice of the Clinical Hold, neither Seller nor any Affiliate has, with respect to any Product or any Purchased Asset, (i) received or been subject to any action, notice, warning, administrative proceeding, review or investigation by a Regulatory Authority that alleges or asserts that Seller or any Affiliate has violated any applicable Regulatory Laws or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement or Order mandating or prohibiting future or past activities.

(f) Except as set forth on Schedule 4.9(f), the Manufacturing and servicing operations conducted by or on behalf of Seller and its Affiliates with respect to any Product are conducted in material compliance with applicable Regulatory Laws, including applicable current good manufacturing practice regulations and similar federal, state, local or foreign requirements for the Manufacture of any Product.

(g) Neither Seller, nor any Affiliate, nor any officer, employee or agent of Seller or of any Affiliate, in each case who has been materially involved in the Exploitation of any Product (i) has been convicted of any crime or engaged in any conduct in the operation of Seller’s business for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law, nor has any such Person been so debarred; (ii) has been convicted of any crime or engaged in any conduct which would reasonably be expected to cause Seller to be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Law, nor has any such Person been so excluded; or (iii) to the Knowledge of Seller, is subject to an investigation or proceeding by any Regulatory Authority that could result in such a suspension, exclusion or debarment and there are no facts, to the Knowledge of Seller, that would reasonably be expected to give rise to such suspension, exclusion or debarment.

(h) Neither Seller nor any Affiliate has, in connection with its Exploitation of a Product, conducted any business or engaged in any transaction or dealing with any Person with whom transactions were, at the time of such transaction, prohibited as to U.S. Persons by any applicable sanctions Laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), including persons appearing on the List of Specially Designated Nationals and Blocked Persons published by OFAC.

Section 4.10. Taxes.

(a) Seller has timely filed (or had timely filed on its behalf) all Tax Returns with respect to the Purchased Assets or the Business that they were required to file and all such Tax Returns were true, correct and complete in all material respects. Seller has paid (or had paid on its behalf) all Taxes with respect to the Purchased Assets or the Business that are required to be paid by any of it (whether or not shown on any Tax Return).

(b) There are no Encumbrances, other than for current Taxes not yet due and payable, for Taxes upon any Purchased Asset.

(c) No extension of time within which to file any Tax Return with respect to the Purchased Assets or the Business is in effect, and no waiver of any statute of limitations relating to Taxes payable with respect to the Business or the Purchased Assets has been granted.

(d) To the Knowledge of Seller, there is no audit or administrative or judicial proceeding pending, being conducted, or claimed with respect to the Tax status of the Seller or Tax Returns of, or Taxes payable with respect to the Business or the Purchased Assets.

(e) To the Knowledge of Seller, there is no notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice from a Governmental Entity which has not been satisfied by payment or been withdrawn that has been received by Seller or any of its Affiliates with respect to the Purchased Assets or the Business and no claim has been made by any Governmental Entity in a jurisdiction where Tax Returns are not filed with respect to the Purchased Assets or the Business that Taxes are required to be paid in or Tax Returns are required to be filed in that jurisdiction by Seller or with respect to the Purchased Assets or the Business.

(f) All material Taxes which were required by Law to be withheld, deducted, or to be collected for payment in connection with amounts paid or owing to or allocable to any employee, independent contractor, creditor, stockholder, or other Person by Seller or with respect to the Purchased Assets or the Business, have been duly withheld, deducted and collected and have been paid to the appropriate Governmental Entity or set aside or reserved on the Product Records, and all reporting and recordkeeping requirements related thereto have been complied with.

(g) No Purchased Asset (including Assumed Contracts) will result in Purchaser or any of its Affiliates having any liability or obligation to pay, reimburse, or indemnify any Person for Taxes of any other Person.

(h) Seller has not made any election to defer any payroll Taxes under the CARES Act.

(i) Seller is a domestically organized corporation that qualifies as an organization described in Section 501(c)(3) of the Code.

Section 4.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.12. No Other Representations and Warranties. SELLER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT OR IN ANY CERTIFICATE, ANY ANCILLARY AGREEMENT OR ANY OTHER DOCUMENT DELIVERED TO SELLER AT THE CLOSING PURSUANT TO THIS AGREEMENT, PURCHASER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF PURCHASER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the following statements are true, complete and correct as of the date hereof and as of the Closing Date:

Section 5.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and other assets requires it to be so qualified, licensed or in good standing.

Section 5.2. Authority. Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Purchaser and no additional authorization on the part of Purchaser is necessary in connection with the execution, delivery and performance of this Agreement or of the Ancillary Agreements. This Agreement and each Ancillary Agreement, to be executed on the date hereof and the Closing Date, as applicable, has been or will be duly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3. No Conflict. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation or by-laws of Purchaser, (b) violate or conflict with, or result in a breach of, constitute a default under, or create rights of acceleration, termination or cancellation under, or to a loss of any benefit to which Purchaser or any of its Affiliates is entitled under, any agreement, to which Purchaser or any of its Affiliates is a party or to which its properties or assets are subject or (c) violate or result in a breach of or constitute a default under any Law of any Governmental Entity to which Purchaser is subject, in the case of clauses (b) and (c) where any of the listed items, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.4. Required Filings and Consents. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, do not require any consents, approvals, notices and filings other than the approval or non-objection of the Massachusetts AG pursuant to Section 7.1.

Section 5.5. Action. There is no Action pending or threatened against Purchaser which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There are no Orders of any Governmental Entity or arbitrator outstanding against or investigation by any Governmental Entity involving Purchaser or any of its assets which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.6. Third Party License Fees for Natural Products. The amounts of the Third Party License Fees for Natural Products as of the date hereof are set forth on Annex 5.6. Purchaser shall update Annex 5.6 at the Closing Date, but only if the amounts of the Third Party License Fees for Natural Products at the Closing Date are different than the amounts as of the date hereof.

Section 5.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 5.8. Withholding. Based on the Seller’s representation in Section 4.10(i) of this Agreement, Purchaser does not currently intend to withhold any U.S. Taxes from any payments to be made to the Seller pursuant to this Agreement, provided that the Seller (i) has delivered to Purchaser a valid and properly completed IRS Form W-9 and (ii) has not assigned any right or obligation hereunder to another entity.

Section 5.9. No Other Representations and Warranties. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, ANY CERTIFICATE, ANY ANCILLARY AGREEMENT OR ANY OTHER DOCUMENT DELIVERED TO PURCASER AT THE CLOSING PURSUANT TO THIS AGREEMENT, SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI

INTELLECTUAL PROPERTY; KNOW-HOW TRANSFER

Section 6.1. Defense of Claims Brought by Third Parties Against Seller or Purchaser.

(a) If either Party becomes aware of any actual or potential claim that the Contract Services IP infringes the intellectual property rights of any Third Party, then such Party shall promptly notify the other Party and shall share with the other Party all information available to it with respect to such alleged infringement; provided that prior to the Closing, Seller shall have the right, in its discretion, to defend and dispose (including through settlement or license) such claim.

(b) Prior the Closing, the costs and expenses incurred in connection with defense of any claim described in Section 6.1(a) shall be borne by Seller. Following the Closing, the costs and expenses incurred in connection with defense of any claim described in Section 6.1(a) shall be borne by Purchaser; provided, that, for the avoidance of doubt, Purchaser shall not be responsible for any such costs incurred by Seller, including any out-of-pocket costs or attorneys’ fees, unless agreed to in writing by Purchaser in advance of the incurrence of any such costs or fees.

Section 6.2. Settlement. Prior to the Closing, any settlement, consent, judgement or other voluntary final disposition of a suit with respect to the Contract Services IP shall require the prior written consent of Purchaser. Following the Closing, Purchaser may, in its absolute discretion, enter into any settlement, consent judgment or other voluntary final disposition of a suit with respect to the Contract Services IP provided that any such settlement, consent judgement or other voluntary final disposition does not impose any financial obligation on Seller or its Affiliates, or create any adverse financial impact or hardship on Seller or its Affiliates.

Section 6.3. Other Actions by Third Parties Not Involving Seller.

(a) Notice. Seller shall promptly notify Purchaser in the event of any legal or administrative action by any Third Party involving any Contract Services IP of which it becomes aware, including any nullity, revocation, interference, reexamination or compulsory license proceeding (“Contract Services IP Action”).

(b) Contract Services IP.

(i) From the date hereof until the Closing, Seller at Purchaser’s expense shall diligently defend in good faith against any Contract Services IP Action involving any Product and shall (A) consult with Purchaser regarding such Contract Services IP Action, including timing and strategy, (B) keep Purchaser informed of all material developments, (C) promptly provide Purchaser with copies of all papers received or filed in connection with such Contract Services IP Action, (D) provide Purchaser with an opportunity to review and provide input in connection with any filings, and Seller shall implement all reasonable input provided by Purchaser, and (E) cooperate fully with Purchaser and provide Purchaser with all information and data, and execute any documents, reasonably necessary and requested by Purchaser related to such Contract Services IP Action.

(ii) Following the Closing, Purchaser shall have the sole right, but not the obligation, to defend against any Contract Services IP Action involving any Product, in its own name (to the extent permitted by applicable law), and any such defense will be at Purchaser’s expense. Following the Closing, Seller, upon Purchaser’s written request, agrees to assist in any such Contract Services IP Action at Purchaser’s expense and in any event to cooperate with Purchaser at Purchaser’s expense.

Section 6.4. Certain Costs. Notwithstanding anything to the contrary in this Agreement, each Party shall bear all of its own internal costs incurred in connection with its activities under Section 6.1 to Section 6.3.

Section 6.5. License Granted to Purchaser and its Affiliates.

(a) OpenBiome CMC Technology License. Seller, on behalf of itself and its Affiliates, hereby grants, effective as of the date hereof, to Purchaser and its Affiliates an irrevocable and perpetual, royalty bearing (which royalty is fully paid-up as of the date of this Agreement), fully paid-up, non-transferable (except as set forth herein in this Section 6.5(a)) sublicenseable (with the right to grant sublicenses through multiple tiers pursuant to Section 6.5(b)) worldwide license under (i) the OpenBiome CMC Technology, and (ii) any improvements, modifications or enhancements to Finch Intellectual Property developed or made by or on behalf of and Controlled by Seller or its Affiliates, in each case of clause (i) and (ii), to Exploit products and services in the Territory. Seller shall not license, assign, or otherwise transfer any rights to those aspects of OpenBiome CMC Technology that are not publicly available as of the date hereof to a Commercial Competitor of Purchaser and its Affiliates, except with respect to [***]. Nothing in the foregoing shall restrict Seller from (y) publicly disclosing aspects of OpenBiome CMC Technology in connection with bona fide academic, scientific and medical publications or public presentations or (z) disclosing, licensing, assigning, or otherwise transferring rights to aspects of the OpenBiome CMC Technology that (i) are publicly available as of the date hereof, (ii) that become publicly available through no action of Seller or its Affiliates, or any of their respective officers, directors, employees, consultants, contractors or agents or (iii) that become publicly available through such academic, scientific and medical publications or public presentations. Such license is non-transferable, except that Purchaser shall have the right to transfer the license to any of its Affiliates, or to an acquirer in connection with the sale, merger, exclusive license, transfer or consolidation of all or substantially all of the business or assets of Purchaser to which this license relates.

(b) Sublicenses. The license provided for in Section 6.5(a) will include the right to sublicense, through multiple tiers of sublicenses, any or all of the licensed rights to a Sublicensee. Any sublicenses granted pursuant to the foregoing are subject to the terms and conditions of this Agreement, will be consistent with the terms of this Agreement. Purchaser shall use commercially reasonable efforts to enforce the terms of such sublicenses to the extent that any failure to so enforce the terms of such sublicense would constitute a breach of this Agreement. Purchaser will provide Seller with a copy of any and all sublicenses (including any such sublicenses granted by any Sublicensees) but excluding any sublicenses granted to a Third Party performing activities on behalf of Purchaser, within [***] of execution of each sublicense agreement and with a copy of any and all amendments to any such sublicense agreements within [***] of execution of each such amendment.

Section 6.6. Know-How Transfer. After the Closing Date, as reasonably requested by Purchaser from time to time, qualified personnel from Seller or its Affiliates familiar with the Records will meet or participate in telephone conference calls with personnel from Purchaser or Purchaser’s designee at such times, and in the case of in-person meetings, at such venues, to be agreed upon by the Parties as reasonably necessary to exchange knowledge necessary to fully transfer all of the Purchased Assets. Each of the Purchaser Manager and the Seller Manager shall serve as each party’s manager of the know-how transfer pursuant to this Section 6.6. The activities contemplated by this Section 6.6 shall continue through the [***] anniversary of the Closing Date. Seller acknowledges that it shall receive no consideration from Purchaser or its Affiliates in respect of its obligations under this Section 6.6.

Section 6.7. In-Licenses.

(a) [***].

(b) Seller shall provide a quarterly report to Purchaser on a country-by-country basis of any amounts collected on all sales or transfers of value of OpenBiome FMT Products to its collaborators or other customers, and would reimburse Purchaser for any Third Party License Fees for OpenBiome FMT Product that may arise under an Included New In-License resulting from such activities within [***] of receipt thereof.

Section 6.8. Licenses Granted to Seller.

(a) License Until the Closing Date. Beginning on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement pursuant to Article X, Purchaser shall grant to Seller an irrevocable, non-exclusive, non-transferable, worldwide license under the Finch Intellectual Property to make, use, sell, offer for sale, import and export OpenBiome FMT Products solely for: (i) the treatment of rCDI in the United States under enforcement discretion; and (ii) subject to Section 7.11, Clinical Research and Studies in all fields other than the Restricted Fields, provided that, for purposes of the license under this clause (ii) “OpenBiome FMT Product” shall not include Enriched Products. For clarity, Purchaser shall retain all right, title and interest in and to such Finch Intellectual Property that is the subject of the foregoing license, and Seller shall and hereby does assign to Purchaser all right, title and interest in and to any improvements (whether or not patentable) to such Finch Intellectual Property discovered, conceived, first reduced to practice or otherwise made by Seller.

(b) License Following the Closing Date. Beginning on the Closing Date, Purchaser shall grant to Seller an irrevocable, perpetual, royalty-bearing, non-exclusive, non-transferable, sublicensable (with the right to grant sublicenses through multiple tiers pursuant to this Section 6.8(b) and Section 6.8(c)) worldwide license under the Finch Intellectual Property solely: (i) to sell OpenBiome FMT Product that was manufactured prior to the Closing Date, for the treatment of rCDI in the United States under enforcement discretion; and (ii) subject to Section 7.11, to make, use, sell, offer for sale, import and export OpenBiome

FMT Products for Clinical Research and Studies in all fields other than the Restricted Fields, provided that, for purposes of the license under this clause (ii) “OpenBiome FMT Product” shall not include Enriched Products. For clarity, Purchaser shall retain all right, title and interest in and to such Finch Intellectual Property that is the subject of the foregoing license, and Seller shall and hereby does assign to Purchaser all right, title and interest in and to any improvements (whether or not patentable) to such Finch Intellectual Property discovered, conceived, first reduced to practice or otherwise made by Seller or any of Seller’s Affiliates or sublicensees (and any such sublicense granted by Seller shall contain assignment provisions regarding any such improvement to enable such assignment of such improvements contemplated by this Agreement). Seller’s rights to use, sell, offer for sale, import and export OpenBiome FMT Products shall be sublicensable through multiple tiers to its bona fide Third Party collaborators pursuant to Section 6.8(c). Seller shall have the right to sublicense the Manufacture of OpenBiome FMT Products to Third Party contract manufacturers performing services on Seller’s behalf pursuant to Section 6.8(c).

(c) Sublicenses. The licenses provided for in Section 6.8(b) will include the right to sublicense, through multiple tiers of sublicenses, any or all of the licensed rights to a Sublicensee. Any sublicenses granted pursuant to the foregoing are subject to the terms and conditions of this Agreement, will be consistent with the terms of this Agreement. Seller shall use commercially reasonable efforts to enforce the terms of such sublicenses to the extent that any failure to so enforce the terms of such sublicense would constitute a breach of this Agreement. Seller will provide Purchaser with a copy of any and all sublicenses (including any such sublicenses granted by any Sublicensees) but excluding any sublicenses granted to a Third Party performing activities on behalf of Seller, within [***] of execution of each sublicense agreement and with a copy of any and all amendments to any such sublicense agreements within [***] of execution of each such amendment.

(d) Royalty Payments. Seller shall remain responsible for any Third Party License Fees for OpenBiome FMT Product resulting from Seller’s exercise of its rights under Section 6.8(a) and Section 6.8(b).

(e) Elective Technology Transfer.

(i) [***].

(ii) [***].

(f) Limited License to Material from Finch Exclusive Donors. In addition to Seller’s rights under the permitted activities set forth in Annex 6.8(f) and as set forth in this Agreement, Seller may request in writing an aliquot of stool material from a Finch Exclusive Donor (each, an “Aliquot”) to conduct an analysis of such material related to historical activities whereby Seller used the material of such Finch Exclusive Donor prior to the date hereof (a “Follow-up Analysis”). If Purchaser agrees to provide any such Aliquot to Seller, then any such agreement shall be set forth in a separate material transfer agreement between Seller and Purchaser.

ARTICLE VII

CERTAIN COVENANTS

Section 7.1. Solicitation of Non-Objection from the Massachusetts Attorney General.

(a) Promptly, but in any event on or before the [***] after the date hereof, the Parties will submit this Agreement and the Ancillary Agreements, other than the Subject Matter Agreement, to the Massachusetts Attorney General or her designee (the “Massachusetts AG”) to confirm that the Massachusetts AG will approve or not object to the Agreement, such Ancillary Agreements and the transactions contemplated hereby and thereby (the “Massachusetts AG Approval”). Each Party shall use its commercially reasonable efforts to obtain prompt approval from the Massachusetts AG, including (i) furnishing the other Party with such information and assistance as such Party may reasonably request in connection with such solicitation; (ii) complying in a timely manner with any request by the Massachusetts AG for additional information, documents or other materials; and (iii) cooperating with the other Party in connection with resolving any questions or requests for additional information from the Massachusetts AG regarding such solicitation. Seller shall: (A) inform Purchaser prior to delivering any material written communication to the Massachusetts AG and provide Purchaser a reasonable period of time to provide comments to Seller and consider any such comments in good faith, (B) inform Purchaser promptly after receiving any material communication from the Massachusetts AG and (C) inform Purchaser before entering into any proposed understanding, undertaking or agreement with the Massachusetts AG. Seller shall notify Purchaser of any scheduled meeting with the Massachusetts AG in respect of any such filings, investigation or other inquiry and, to the extent permitted by the Massachusetts AG and applicable Law, give Purchaser the opportunity to attend and participate in such meeting.

(b) To the extent the Massachusetts AG requires any amendment or modification regarding the Agreement or any Ancillary Agreement in connection with granting the Massachusetts AG Approval, the Parties agree to promptly negotiate in good faith to amend or modify the Agreement or any Ancillary Agreement to address any such issues; provided that, neither Party shall be required to consent to any material amendment or modification to the Agreement or any Ancillary Agreement.

(c) The Parties agree that, for purposes of this Agreement, the Massachusetts AG shall be deemed to have approved, and a “Massachusetts AG Approval” shall be deemed to have occurred, if the Massachusetts AG does not object to the Agreement, such Ancillary Agreements, and the transactions contemplated hereby and thereby, or require an amendment or modification to the same, within [***] of receipt of the Agreement and such Ancillary Agreements.

Section 7.2. Pre-Closing Actions. Subject to the terms and conditions contained herein, Seller shall, and shall cause its Affiliates to, cooperate with Purchaser and use its commercially reasonable efforts to (a) take, or cause to be taken, all reasonable and appropriate action, and to make, or cause to be made, all filings reasonably necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement and (b) obtain prior to the Closing Date, all consents, approvals, authorizations, qualifications, opinions and orders of Regulatory Authorities and other Persons as are necessary for consummation of the transactions contemplated hereby; provided, however, that no Contract shall be amended to obtain any such consent, approval or authorization, without first obtaining the written approval of Purchaser.

Section 7.3. Purchaser’s Access and Inspection.

(a) Seller shall, from and after the date hereof until the Closing, upon reasonable advance notice to Seller by Purchaser, during regular business hours and subject in all cases to any quarantine or other restrictions imposed by Regulatory Authorities due to COVID-19, (i) make available for inspection by Purchaser or its Affiliates and their representatives all of Seller’s properties, assets, books of accounts, records (including the work papers of Seller’s independent accountants), any and all data in the possession or under its control related to the Purchased Assets and any other materials reasonably requested by them relating to the Purchased Assets or the licenses granted by Seller pursuant to Section 6.5, at such times as Purchaser may reasonably request, (ii) make available to Purchaser or its Affiliates or their representatives the employees, officers and representatives of the Seller for interviews, at such times as Purchaser and its representatives may reasonably request, to verify and discuss information furnished to the Purchaser or its Affiliates and their representatives and otherwise discuss the Purchased Assets or the licenses granted by Seller pursuant to Section 6.5; and (iii) authorize Seller’s lenders, creditors, lessors, lessees, licensors, licensees, employees, developers, contractors, distributors, vendors, clients, customers, suppliers, Affiliates or other Persons having a material business relationship with Seller to respond to appropriate inquiries from Purchaser or its Affiliates regarding the Purchased Assets or the licenses granted by Seller pursuant to Section 6.5. Any and all such inspections, interviews, and access for investigations shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the conduct of the business of Seller.

(b) Any information obtained by Purchaser pursuant to this Section 7.3 shall be subject to Section 3 of the Amended and Restated Master Agreement. Effective upon, and only upon, the Closing, Purchaser’s confidentiality obligations under the Amended and Restated Master Agreement shall terminate with respect to such information relating to the Purchased Assets obtained by Purchaser pursuant to this Section 7.3.

Section 7.4. Notification of Certain Matters; Supplemental Schedules.

(a) Seller shall give prompt notice to Purchaser of any of the following which occurs, or of which it becomes aware, following the date hereof: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, is reasonably likely to become a material default under any Assumed Contract; and (ii) any notice or other communication from any Third Party, including any Governmental Entity, alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement, if such consent was not listed in Schedule 4.4 on the date hereof.

(b) Seller shall deliver updated Seller’s Disclosure Schedules to the Purchaser that shall include all disclosure necessary to make the representations and warranties of Seller set forth in this Agreement true and correct as though made as of the Closing Date. Any amendment or supplement included in any such updated Seller’s Disclosure Schedules shall be ignored for purposes of, and shall not affect, Purchaser’s right to seek or obtain indemnification from the Seller in connection with breaches of the representations and warranties of Seller in this Agreement unless such disclosures or exceptions relate to matters or actions specifically approved by Purchaser in writing.

(c) If there is any amendment or supplement to the Seller’s Disclosure Schedules that adversely affects, or would reasonably be expected to adversely affect, any Purchased Asset, then Purchaser may elect, at its sole discretion, to carve out any such equipment, Contract, Technology, systems, data, records or other asset from the Purchased Assets, and any such asset will not be transferred to Purchaser pursuant to this Agreement. Purchaser shall provide written notice to Seller if it elects to carve out any such asset prior to the Closing, and any such asset will not be considered a “Purchased Asset” under the Agreement.

(d) In the event that any updated Seller’s Disclosure Schedule that is delivered in accordance with this Section 7.4 contains material information that has not previously been disclosed to Purchaser, Purchaser may cause the Closing to be delayed for a reasonable period of time not to exceed [***] and may request reasonable additional diligence materials and information in Seller’s possession or control related to the information that was not previously disclosed to Purchaser and Seller shall use its reasonable best efforts to respond to any such diligence request promptly by providing to the best of its ability the requested materials and information to Purchaser to the extent available within [***] of such request by Purchaser. Any failure to so provide such materials and information reasonably requested in light of the new disclosure shall toll the time period referred to in the previous sentence until such materials and information are provided or Seller certifies to Purchaser in writing that no additional information is in Seller’s possession or control. Any updated Seller’s Disclosure Schedules delivered by Seller in accordance with this Section 7.4 shall be prepared in a form and manner consistent with the Seller’s Disclosure Schedules delivered to Purchaser on the date of this Agreement.

(e) Seller may continue to provide updated Seller’s Disclosure Schedules in accordance with this Section 7.4 such that the most recently delivered Seller’s Disclosure Schedules is accurate as of the Closing Date, and with respect to any such updated Seller’s Disclosure Schedules, the provisions of Section 7.4(b) and Section 7.4(d) shall apply again, and the Closing Date may be extended for additional periods of time in accordance therewith.

(f) In connection with delivery of any updated Seller’s Disclosure Schedules, Seller shall simultaneously deliver to Purchaser copies of all Contracts or other documents disclosed in the updated Seller’s Disclosure Schedules that have not been previously provided to Purchaser.

Section 7.5. Exclusive Dealing.

(a) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with Article X, Seller shall not take, and shall cause its Affiliates, officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants and other agents to refrain from taking, any action to, directly or indirectly, (A) encourage, initiate, solicit, any Person, other than Purchaser (and its Affiliates and representatives), concerning any merger, asset sale, license or similar transaction involving Seller or its Affiliates and the Business or Purchased Assets other than sales of inventory or licenses entered into in the ordinary course of business (each, a “Transaction Proposal”) or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information, or otherwise cooperate in any with, any Transaction Proposal. Without limiting the foregoing, it is agreed that any of the violation of the restrictions set forth in the previous sentence by any representative or Affiliate of Seller shall be a breach of this Section 7.5(a) by Seller. Seller shall, and shall direct its representatives and Affiliates to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Transaction Proposal and (ii) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such Person(s) for the purpose of evaluating a possible Transaction Proposal.

(b) Seller will notify Purchaser within [***] if any Person makes any proposal, offer, inquiry to, or contact with, Seller with respect to a Transaction Proposal and shall provide in reasonable detail the identity of any such Person and the material terms and conditions of any such Transaction Proposal (including any changes thereto) to Purchaser to the extent permitted under any confidentiality agreements in place with such party as of the date hereof.

Section 7.6. Conduct of Business Pending Closing.

(a) Prior to the Closing, Seller shall conduct the Business in the ordinary course of business and Seller shall not engage in any transaction out of the ordinary course of business with respect to the Business without the written consent of Purchaser. Without limiting the foregoing, from the date of this Agreement until the Closing, Seller will:

(i) maintain insurance for the Purchased Assets reasonably comparable to that in effect immediately prior to the date hereof or that is otherwise consistent with businesses at a similar stage of development with a comparable risk profile;

(ii) comply in all material respects with all applicable Laws and contractual obligations applicable to Seller regarding the Business and the Purchased Assets;

(iii) continue to make all filings, pay any fee, or otherwise act to maintain the ownership, validity, and enforceability of Contract Services IP;

(iv) use commercially reasonable efforts to preserve intact, in all material respects, (x) the Business and (y) the relationships of Seller with employees and Third Parties having business relationships with Seller related to the Business; and

(v) keep the Purchaser apprised from time to time regarding material developments at Seller regarding the Business or the Purchased Assets and consult with the Purchaser prior to making any decision or taking any action that would reasonably be expected to have strategic importance to Seller regarding the Business or the Purchased Assets.

(b) Furthermore, except as is expressly permitted or required by this Agreement or consented to by Purchaser in writing, from the date of this Agreement until the Closing, Seller will not, without the prior written consent of Purchaser, take or omit to take any of the following actions:

(i) permit any Purchased Assets to become subject to any Encumbrance of any kind other than a Permitted Encumbrance;

(ii) amend any provision of the certificate of incorporation or by-laws of Seller in a manner that is adverse to Purchaser or inconsistent or otherwise has any adverse effect on the terms of this Agreement or the transactions contemplated hereby;

(iii) enter into, materially amend, terminate or waive a material right under any Assumed Contract;

(iv) cancel or waive any claims or rights of material value related to the Purchased Assets,

(v) sell, lease, license, transfer, assign, distribute or otherwise dispose of any of any of the Purchased Assets other than the sale of inventory in the ordinary course of business;

(vi) dispose or lapse of any rights in, or for the use of any of the Contract Services IP;

(vii) cause or permit any damage, destruction or loss of any Purchased Asset;

(viii) voluntarily incur any liability or other indebtedness which would cause Seller to become insolvent; or

(ix) assign rights to Purchased Assets to creditors.

(c) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Seller prior to the Closing, to the extent such right would violate any applicable Law. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the Business.

Section 7.7. Grant of Licenses. All rights and licenses granted under or pursuant to any section of this Agreement are for purposes of 11 U.S.C. § 365(n) or any analogous provisions in any other country or jurisdiction (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code (and any equivalent provisions under the bankruptcy or insolvency laws of any other relevant jurisdiction). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property and all embodiments of such intellectual property, which, if not already in its possession, shall be promptly delivered to the non-bankrupt Party (a) upon the commencement of a bankruptcy proceeding upon the non-bankrupt Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-bankrupt Party.

Section 7.8. Intentionally omitted.

Section 7.9. Termination of Contracts.

(a) Pursuant to the terms and subject to the conditions of this Agreement, on the date hereof, the Parties hereby terminate each of the Contracts listed on Annex 7.9(a) and any and all rights, obligations or duties created thereunder; provided that any Liabilities arising prior to the date of termination shall survive, along with any other provisions of such Contracts that expressly survive termination (as set forth in such Contracts), unless such provisions or terms conflict with the terms or conditions of this Agreement, in which such case, the terms or conditions of this Agreement shall control; provided further that, notwithstanding the foregoing, the Parties hereby acknowledge and agree that any and all license grants in such agreements (even if they are irrevocable and/or perpetual) shall not survive and shall be terminated in all respects.

(b) Pursuant to the terms and subject to the conditions of this Agreement, at the Closing Date, the Parties hereby terminate each of the Contracts listed on Annex 7.9(b) and any and all rights, obligations or duties created thereunder; provided that any Liabilities arising prior to the date of termination shall survive, along with any other provisions of such Contracts that expressly survive termination (as set forth in such Contracts), unless such provisions or terms conflict with the terms or conditions of this Agreement, in which such case, the terms or conditions of this Agreement shall control; provided further that, notwithstanding the foregoing, the Parties hereby acknowledge and agree that any and all license grants in such agreements (even if they are irrevocable and/or perpetual) shall not survive and shall be terminated in all respects.

Section 7.10. [***].

Section 7.11. [***].

Section 7.12. Subject Matter Agreement. Purchaser and Seller will use commercially reasonable efforts to negotiate and finalize the Subject Matter Agreement within [***] of the date hereof.

Section 7.13. Seller’s Disclosure Schedules. To the extent Purchaser has an Initial Public Offering it will use commercially reasonable efforts to redact Seller’s Disclosure Schedules in any filing of this Agreement in compliance with the rules of any nationally recognized stock exchange.

Section 7.14. [***].

Section 7.15. Notice to Commissioner and Payment of Taxes. No later than [***] before the Closing Date, Seller shall provide written notice to the Commissioner of the Massachusetts Department of Revenue (the “Commissioner”), regarding the transactions contemplated by this Agreement, in accordance with Massachusetts General Laws, Part 1, Title IX, Chapter 62C, Section 51, in a form reasonably acceptable to Purchaser (the “Commissioner Notice”). Seller shall pay any Taxes assessed by the Commissioner, or otherwise due to be paid to the Massachusetts Department of Revenue, in connection with such notice prior to the Closing (the “Seller Massachusetts Taxes”).

ARTICLE VIII

CLOSING CONDITIONS

Section 8.1. Conditions to the Obligation of each Party to Effect the Closing. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver by each Party on or prior to the Closing Date of the following conditions:

(a) The Massachusetts AG shall have provided the Massachusetts AG Approval, subject to any necessary amendments or modifications to this Agreement or any Ancillary Agreement in accordance with Section 7.1(b).

Section 8.2. Additional Conditions to Purchaser’s Obligation. The obligation of Purchaser to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality or that are Fundamental Representations shall be true and correct in all respects, and all other representations and warranties of Seller set forth in this Agreement that are not so qualified or are not Fundamental Representations shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by terms speak as of a specified date will be determined as of such date.

(b) Seller shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied by it under this Agreement at or before the Closing.

(c) Since the date hereof, there shall have been no Material Adverse Effect.

(d) Seller shall have signed and delivered the instruments and documents set forth in Section 2.6(a).

(e) The assignments, consents, waivers, approvals and authorizations, in form and substance reasonably satisfactory to Purchaser, relating to those items set forth on Annex 8.2(e) have been delivered by Seller to Purchaser.

(f) There shall not be pending, or threatened, by any Governmental Entity any Action (or by any other Person any Action which has a reasonable likelihood of success), (i) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Purchaser, or its Affiliates of any material portion of the business or assets of Purchaser or its Affiliates, or to compel Purchaser or its Affiliates to dispose of or hold separate any material portion of the business or assets of Purchaser or its Affiliates, in each case as a result of the transactions contemplated by this Agreement or (ii) seeking to impose limitations on the ability of Purchaser or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, the Purchased Assets. No order, injunction or decree that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) and (ii) of this Section 8.2(f) shall be in effect.

(g) Seller shall have provided the Commissioner Notice to the Commissioner at least [***] before the Closing Date and shall have paid all Seller Massachusetts Taxes.

Section 8.3. Additional Conditions to Seller’s Obligation. The obligation of Seller to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality or that are Fundamental Representations shall be true and correct in all respects, and all other representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their respective terms speak as of a specified date will be determined as of such date.

(b) Purchaser shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied by it under this Agreement at or before the Closing.

(c) Purchaser shall have signed and delivered the instruments and documents set forth in Section 2.6(b).

ARTICLE IX

INDEMNIFICATION

Section 9.1. Indemnification by Seller.

(a) Following the Closing, Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, representatives, successors and assignees (a “Purchaser Indemnified Party”), from and against any and all damages, liabilities obligations, losses, Taxes, fines, penalties, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorney’s and experts’ fees and expenses) (collectively, the “Losses”) whether or not involving a Third-Party Claim incurred by such Purchaser Indemnified Party to the extent arising from or relating to:

(i) any breach of or inaccuracy in any representation or warranty of Seller set forth in this Agreement (ignoring for this purpose any materiality qualifiers set forth in such representation or warranty for determining (A) whether there has been a breach of or inaccuracy in any representations or warranty set forth in this Agreement; and (B) the amount of Losses with respect to any such breach of or inaccuracy in any such representation or warranty set forth in this Agreement);

(ii) any claim for fraud or intentional misrepresentation;

(iii) any nonfulfillment or breach of any covenant or agreement on the part of Seller set forth in this Agreement;

(iv) any Taxes (A) that are the responsibility of Seller, (B) attributable to a Pre-Closing Tax Period, or (C) required to be withheld by Purchaser with respect to any payment made under this Agreement that were not withheld pursuant to Section 3.8;

(v) any Excluded Liability or Excluded Asset; and

(vi) any of the items listed on Exhibit E.

(b) Monetary Limitations.

(i) Seller will have no obligation to indemnify Purchaser Indemnified Parties pursuant to Section 9.1(a)(i) in respect of Losses, nor shall such Losses be included in calculating the aggregate Losses pursuant to Section 9.1(b)(ii), other than Losses in excess of [***] resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided, that the foregoing limitation will not apply to (a) claims for indemnification pursuant to Section 9.1(a)(i) in respect of breaches of, or inaccuracies in any Fundamental Representation or (b) claims based upon fraud or intentional misrepresentation;

(ii) Seller will have no obligation to indemnify Purchaser Indemnified Parties pursuant to Section 9.1(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by Purchaser Indemnified Parties [***]; provided, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 9.1(a)(i) in respect of breaches of, or inaccuracies in any Fundamental Representation or (b) claims based upon fraud or intentional misrepresentation;

(iii) Seller’s aggregate liability in respect of claims for indemnification pursuant to Section 9.1(a)(i) will not exceed an aggregate amount equal to [***]; provided, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 9.1(a)(i) in respect of breaches of, or inaccuracies in any Fundamental Representation or (b) claims based upon fraud or intentional misrepresentation; provided, further that for claims for indemnification pursuant to breaches of or inaccuracies of Fundamental Representations (except with respect to claims based upon fraud) or claims for indemnification pursuant to Section 9.1(a)(iii), Seller’s aggregate liability will not exceed amounts paid by Purchaser to Seller under this Agreement pursuant to Section 2.1(b) and Section 2.5(a).

Section 9.2. Indemnification by Purchaser.

(a) Following the Closing, Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, representatives, successors and assignees (a “Seller Indemnified Party”), from and against any and all Losses, whether or not involving a Third Party Claim, incurred by such Seller Indemnified Party to the extent arising from or relating to:

(i) any breach of or inaccuracy in any representation or warranty of Purchaser set forth in this Agreement (ignoring for this purpose any materiality qualifiers set forth in such representation or warranty for determining (A) whether there has been a breach of or inaccuracy in any representations or warranty set forth in this Agreement; and (B) the amount of Losses with respect to any such breach of or inaccuracy in any such representation or warranty set forth in this Agreement);

(ii) any claim for fraud or intentional misrepresentation;

(iii) any nonfulfillment or breach of any covenant or agreement on the part of Purchaser set forth in this Agreement; and

(iv) any Assumed Liability.

(b) Monetary Limitations.

(i) Purchaser will have no obligation to indemnify Seller Indemnified Parties pursuant to Section 9.2(a)(i) in respect of Losses, nor shall such Losses be included in calculating the aggregate Losses pursuant to Section 9.2(b)(ii), other than Losses in excess of [***] resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided, that the foregoing limitation will not apply to (a) claims for indemnification pursuant to Section 9.2(a)(i) in respect of breaches of, or inaccuracies in any Fundamental Representation or (b) claims based upon fraud or intentional misrepresentation;

(ii) Purchaser will have no obligation to indemnify Seller Indemnified Parties pursuant to Section 9.2(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by Seller Indemnified Parties exceeds [***] (at which point Purchaser will indemnify Seller Indemnified Parties for all such Losses in excess of such amount); provided, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 9.2(a)(i) in respect of breaches of, or inaccuracies in any Fundamental Representation or (b) claims based upon fraud or intentional misrepresentation;

(iii) Purchaser’s aggregate liability in respect of claims for indemnification pursuant to Section 9.2(a)(i) will not exceed an aggregate amount equal to [***]; provided, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 9.2(a)(i) in respect of breaches of, or inaccuracies in any Fundamental Representation or (b) claims based upon fraud or intentional misrepresentation; provided, further that for claims for indemnification pursuant to breaches of or inaccuracies of Fundamental Representations (except with respect to claims based upon fraud) or claims for indemnification pursuant to Section 9.2(a)(iii), Purchaser’s aggregate liability will not exceed amounts paid by Purchaser to Seller under this Agreement pursuant to Section 2.1(b) and Section 2.5(a).

Section 9.3. Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 9.1(a)(i) or Section 9.2(a)(i) for any breach of, or inaccuracy in, any representation or warranty unless a written notice is provided to the Indemnifying Party:

(a) at any time prior to the expiration of the applicable statute of limitations, in the case of any breach of, or inaccuracy in a Fundamental Representation;

(b) at any time in the case of any claim or suit based upon fraud or intentional misrepresentation; or

(c) at any time prior to the [***] anniversary of the Closing, in the case of any breach of, or inaccuracy in, any other representation or warranty in this Agreement or in any certificate delivered pursuant to this Agreement.

Section 9.4. Notice of Claims. If any Action (in equity or at law) is instituted by a Third Party (a “Third-Party Claim”) with respect to which any of the Persons to be indemnified under this Article IX (the “Indemnified Party”) intends to claim any Loss under this Article IX, the Indemnified Party shall promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”) of such Third-Party Claim (the “Third-Party Claim Notice”). A failure by the Indemnified Party to give notice of any Third-Party Claim in a timely manner pursuant to this Section 9.4 shall not limit the obligation of the Indemnifying Party under this Article IX, except to the extent such Indemnifying Party is actually materially prejudiced thereby.

Section 9.5. Indemnification Procedures.

(a) The Indemnifying Party under this Article IX shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any Third-Party Claim so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within [***] after the Indemnified Party has given notice of the Third-Party Claim stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the extent provided in this Article IX, subject to the limitations set forth in this Article IX, (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with any Taxes or any criminal or regulatory enforcement Action and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment of the Indemnifying Party of money as the sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all liabilities arising or relating to, or in connection with, the Third-Party Claim, and (iii) involves no finding or admission of any violation of Laws or the rights of any Person and will have no adverse effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party is entitled to control and conduct the defense of such Third-Party Claim pursuant to this Section 9.5(a), the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third-Party Claim through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party.

(b) If the Indemnifying Party elects not to control or conduct the defense of a Third-Party Claim or is not otherwise entitled to control or conduct such defense pursuant to Section 9.5(a), the Indemnified Party may control and conduct the defense of a Third-Party Claim and consent to the entry of any judgement or enter into any compromise or settlement with respect to, the Third-Party Claim; provided that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent may not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Party conducts the defense of the Third-Party Claim pursuant to this Section 9.5(b), (i) the Indemnifying Party will remain responsible for any and all Losses that the Indemnified Party may incur or suffer resulting from or arising out of the Third-Party Claim to the fullest extent provided in this Article IX, subject to the limitations set forth in this Article IX and (ii) the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(c) The Parties shall cooperate in the defense of any Third-Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 9.6. Set-Off. In addition to all other remedies contemplated by this Agreement, Purchaser may set off, deduct or retain any amount due to Purchaser in respect of any claim for indemnification pursuant to this Article IX against any payment due to Seller under this Agreement, including the payments set forth in Article III; provided, for clarity, that the foregoing is not intended in any way to affect the limitations set forth in Section 9.1(b)

Section 9.7. Exclusive Remedy. From and after the Closing, except as expressly provided herein, the sole and exclusive remedy of any Indemnified Party for any and all claims (other than claims for fraud or intentional misrepresentation) arising under this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX. Notwithstanding the foregoing, this Section 9.7 shall not operate to limit the rights of a party to seek equitable remedies (including specific performance or injunctive relief) or, in the case of fraud or intentional misrepresentation, any remedies available to it under applicable Law.

ARTICLE X

TERMINATION

Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchaser, on one hand, and Seller, on the other hand;

(b) by Seller or Purchaser, by giving written notice of such termination to the other Party, if any order, injunction or decree by a Governmental Entity that has the effect of preventing the consummation of the transactions contemplated by this Agreement is in effect and has become final and nonappealable;

(c) by Purchaser by giving written notice of such termination to Seller if (i) any of the representations and warranties of Seller contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) Seller shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied (in either case, other than as a result of a material breach by Purchaser of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of [***] after Seller has received written notice from Purchaser of the occurrence of such failure or breach (provided that in no event shall such [***] period extend beyond the Termination Date);

(d) by Seller by giving written notice of such termination to Purchaser if (i) any of the representations and warranties of Purchaser contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.3(a) would not be satisfied, or (ii) Purchaser shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied (in either case, other than as a result of a material breach by Seller of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of [***] after Purchaser has received written notice from Seller of the occurrence of such failure or breach (provided that in no event shall such [***] period extend beyond the Termination Date); or

(e) by either Party, by giving written notice of such termination to the other Party, if the Closing has not occurred (other than through the failure of Seller to comply fully with its obligations under this Agreement or a breach by Seller of any obligation under this Agreement and such failure or breach has been the cause of, or resulted in, the failure of the Closing to occur on or before such date) by March 1, 2021, or any later date agreed to by the parties in writing (such date, (the “Termination Date”); provided that if the failure to affect the Closing by the Termination Date is due to (i) a delay in obtaining the approval or non-objection from the Massachusetts AG pursuant to Section 7.1, or (ii) a delay in obtaining any assignment, consent, waiver, approval or authorization, set forth on Annex 8.2(e), in either case, the Termination Date shall be [***] after the satisfaction of the conditions set forth in Section 7.1 or Section 8.2(e), as applicable.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1 (Termination), this Agreement shall thereafter become void and have no effect, except for the obligations of the Parties contained in this Section 10.2 (Effect of Termination), Article III (Milestones and Other Financial Obligations), Section 6.5 (Licenses Granted to Purchaser and its Affiliates), Section 7.7 (Grant of Licenses), Section 7.9(a) (Termination of Contracts), Section 7.10 ([***]), Section 11.7 (Public Disclosure), Section 11.9 (Confidentiality; Return of Information) and Section 11.12 (Governing Law; Jurisdiction; Venue and Service).

ARTICLE XI

MISCELLANEOUS

Section 11.1. Further Assurances and Post-Closing Covenants. From time to time after the Closing, and for no further consideration, each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer to or vest in Purchaser the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing (including transferring, at no additional cost to Purchaser, any Purchased Asset contemplated by this Agreement to be transferred to Purchaser at the Closing and that was not so transferred at the Closing).

Section 11.2. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service, or sent by electronic mail (with confirmation of delivery), to the Person at the address or email address set forth below, or such other address as may be designated in writing hereafter, in accordance with this Section 11.2, by such Person:

(a) If to Seller, to:

Microbiome Health Research Institute, Inc. d/b/a OpenBiome

2147 Massachusetts Ave.

Cambridge, MA, 02140

Email: [***]

Attention: [***]

with a copy to:

[***]

(b) If to Purchaser, to:

Finch Therapeutics, Inc.

200 Inner Belt Road

Somerville, MA 02143

Email: [***]

Attention: [***]

with a copy to:

[***]

All notices and other communications under this Agreement shall be deemed to have been received (i) when delivered by hand, if personally delivered, (ii) three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and first class postage prepaid, (iii) one (1) Business Day after the date of mailing with a national overnight courier service or (iv) on the date of receipt, if sent by electronic mail prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day.

Section 11.3. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.4. Assignment. Neither Party may assign or transfer (whether by operation of law or otherwise) this Agreement or any rights (including any rights to payments) or obligations hereunder without the prior written consent of the other Party except that (i) Seller may make such an assignment, in whole or in part, without Purchaser’s consent to an Affiliate, and (ii) Purchaser may make such an assignment, in whole or in part, on a Product-by-Product, country-by-country basis without Seller’s consent to an Affiliate or to a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, license, reorganization or other transaction. Any permitted successor or assignee of obligations hereunder will expressly assume performance of such obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). Any permitted assignment will be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.4 will be null, void and of no legal effect.

Section 11.5. Entire Agreement. This Agreement, together with the Ancillary Agreements, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.6. No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assignees. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller or their successors or permitted assignees, any rights or remedies under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the Parties hereto that an Indemnified Party that is not a Party hereto is intended to be a third party beneficiary of this Agreement.

Section 11.7. Public Disclosure. No Party shall, and each Party shall cause its Affiliates officers, directors, employees, advisors and other representatives not to, issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter of this Agreement without the prior written approval of the other Party; provided, however the provisions of this Section 11.7 shall not prohibit (i) any disclosure required to comply with the requirements of the rules of any nationally recognized stock exchange (in which case such Party shall notify the other Party promptly and shall use commercially reasonable efforts to provide the other Party with a copy of the contemplated disclosure prior to submission or release, as the case may be), (ii) any disclosure required to comply with the requirements of any court order or applicable Law (in which case such Party will notify the other Party promptly of such requirement (unless such notification would be unlawful), reasonably cooperate with the other Party in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed (at the expense of the other Party) and limit the disclosure to what is requested by the requirement) or (iii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated by this Agreement.

Section 11.8. Publishing and Use of Trademarks. Neither Party (nor any of its Affiliates, agents or representatives) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

Section 11.9. Confidentiality.

(a) Each of Purchaser and Seller acknowledges that the information provided to them in connection with this Agreement and the consummation of the transactions contemplated by this Agreement is subject to Section 3 of the Amended and Restated Master Agreement; provided that effective upon the Closing, such terms shall terminate with respect to information included in or related to the Purchased Assets and the Assumed Liabilities.

(b) Seller recognizes that it possesses information of a confidential or secret nature in both written and unwritten form regarding the Purchased Assets and the Assumed Liabilities, which has unique commercial value to the Purchased Assets and the Assumed Liabilities (and which is existing as of the Closing Date) and which is not used primarily in the ownership and operation of the Excluded Assets (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, the foregoing “Confidential Information” shall not include any information which (1) as of the Closing Date, is generally available to and known by the general public (other than as a result of a disclosure through the actions of Seller or any of its Affiliates, or any of its or their employees, officers, directors, agents or representatives), (2) is independently developed by Seller after the Closing without reference to the Confidential Information or any Purchased Assets or (3) any information used primarily in the ownership and operation of the Excluded Assets.

(c) Seller agrees that, following the Closing, all Confidential Information shall be the sole property of Purchaser and its assigns. Seller will promptly disclose all Confidential Information to Purchaser upon request, and assign to Purchaser any rights which Seller may have or which Seller may acquire in any Confidential Information.

(d) Subject to Section 11.9(e), Seller will, and will cause its Affiliates, and its and their employees, officers, directors, agents and representatives to, keep in strict confidence all Confidential Information and will not use or disclose any Confidential Information or anything relating to it, in whole or in part, nor permit others to use or disclose it in any way, without the prior written consent of Purchaser. Seller further agrees to inform Purchaser immediately in writing in the event of any breach of this obligation of confidentiality that becomes known to Seller.

(e) Notwithstanding anything contained in this Agreement to the contrary, Seller is permitted to disclose the Confidential Information (i) pursuant to a court order or other requirement of a judicial, administrative or governmental proceeding, or otherwise to the extent required for Seller to comply with applicable Law, provided that, in each instance, Seller (A) notifies Purchaser of the court order or other requirement promptly after Seller becomes aware of the court order or other requirement (unless such notification would be unlawful); (B) reasonably cooperates with Purchaser in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed (in each case at the expense of Purchaser); and (C) limits the disclosure to what is requested by the court order or other requirement, or (ii) to the extent necessary to enforce its rights or remedies under this Agreement.

Section 11.10. Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby waives (i) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief and (ii) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.

Section 11.11. Expenses. Except for the Seller’s Legal Fees as set forth in Section 2.1(b), whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 11.12. Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) Dispute Resolution.

(i) Initial Negotiation. Any dispute arising out of or relating to the Agreement will be resolved by having individuals authorized by each Party make a good faith effort to negotiate an amical resolution to the dispute. All negotiations pursuant to this Section 11.12 will be subject to the covenants regarding confidentiality set forth in Section 11.9. If the initial negotiations described above do not resolve the issue, binding arbitration as provided in Section 11.12(b)(ii) will be the sole and exclusive procedure for the resolution of any such dispute.

(ii) Invoking Arbitration and Selecting an Arbitrator. If the Parties fail to agree with respect to any dispute subject to this Section 11.12(b) within [***] following commencement of the negotiations provided for in Section 11.12(b)(i), at the written request of either Party, the matter in dispute will be submitted for binding arbitration in the Commonwealth of Massachusetts. One arbitrator will be mutually selected by both Parties. All expenses (legal, incidental, etc.), including the costs of the arbitrator, will be borne by the losing Party or, if both Parties prevail in part, be apportioned by the arbitrator between the Parties. Arbitration proceedings will be governed by the Rules of the American Arbitration Association then in effect. All aspects of the arbitration shall be treated as confidential; provided that, nothing in this Section 11.12(b) is intended to, or shall, preclude a Party to the arbitration from communicating with, or making disclosures to its lawyers, tax advisors, auditors and insurers, as necessary and appropriate or from making such other disclosures as maybe required by any applicable Law. To the maximum extent permitted by applicable Law, the decision of the arbitrator shall be final and binding and not be subject to appeal. If a Party against whom the arbitrator renders an award fails to abide by such award, the other party may seek to enforce such award in any court of competent jurisdiction. The final decision of the arbitrator shall be rendered within [***] of the commencement of the arbitration.

Section 11.13. Counterparts. This Agreement may be executed in counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail of a .pdf attachment or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.14. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.16. Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by a Force Majeure. The Party affected by the Force Majeure shall provide the other Party in writing with prompt notice and a description of such Force Majeure thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

Section 11.17. Payments under Clinical Supply and Services Agreement. Purchaser acknowledges and agrees that it is not entitled to any recovery or refund of payments previously made by it pursuant to that certain Clinical Supply and Services Agreement dated February 10, 2020 between Purchaser and Seller for any losses incurred by Purchaser directly as a result of the Clinical Hold.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, each of the undersigned have executed or caused this Agreement to be executed as of the date first written above.

PURCHASER:

FINCH THERAPEUTICS, INC.

By:	/s/ Gregory Perry
Name: Gregory Perry
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of the undersigned have executed or caused this Agreement to be executed as of the date first written above.

SELLER:

MICROBIOME HEALTH RESEARCH INSTITUTE, INC. D/B/A OPENBIOME

By:	/s/ Jim Bildner
Name: Jim Bildner
Title: Chair of the Indpendent Special Committee

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

AMENDED AND RESTATED MASTER AGREEMENT

[See attached]

EXHIBIT B

FORM OF BILL OF SALE AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of [__], by and between Microbiome Health Research Institute, Inc. d/b/a OpenBiome, a Massachusetts nonprofit corporation (“Seller”) and Finch Therapeutics, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement, dated as of November 19, 2020 (the “Asset Purchase Agreement”); and

WHEREAS, pursuant to the Asset Purchase Agreement, Seller has agreed to sell, convey, assign and transfer the Purchased Assets and transfer the Assumed Liabilities to Purchaser, and Purchaser has agreed to purchase, acquire and accept the Purchased Assets and assume the Assumed Liabilities from Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and covenants contained in the Asset Purchase Agreement, this Agreement and the other Ancillary Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.

2.

Conveyance and Acceptance. In accordance with the provisions of the Asset Purchase Agreement, Seller hereby sells, conveys, assigns and transfers to Purchaser, its successors, legal representatives, and assigns, all of Seller’s right, title and interest in and to the Purchased Assets, and Purchaser hereby purchases, acquires and accepts the Purchased Assets, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. For the avoidance of doubt, Seller does not sell, convey, assign or transfer to Purchaser, and Purchaser does not purchase, acquire or accept from Seller, any Excluded Assets.

3.

Assumption of Assumed Liabilities. Seller hereby assigns to Purchaser the Assumed Liabilities, and Purchaser hereby assumes and agrees to pay and discharge when due the Assumed Liabilities. For the avoidance of doubt, Seller does not assign to Purchaser, and Purchaser does not assume from Seller, any Excluded Liabilities.

4.

Asset Purchase Agreement Controls. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, or any of the obligations of Purchaser or Seller set forth in the Asset Purchase Agreement. This Agreement is subject to and governed entirely in accordance with the terms and conditions of the Asset Purchase Agreement.

5.

Governing Law. The interpretation, construction and enforcement of this Agreement, and all matters relating to it, will be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

6.

Severability. In the event that any provision in this Agreement will be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof will not in any way be affected or impaired thereby. In the event that any provision in this Agreement would, under applicable Law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent allowable under applicable Law.

7.

Successors and Assigns. The assignments and rights pursuant hereto shall inure to the benefit of Purchaser and its successors, assigns, and other legal representatives and is binding upon Seller and its successors, assigns, and other legal representatives.

8.

Counterparts. This Agreement may be signed in counterparts, including by e-mail of a .pdf attachment or other electronic means, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

***

[Signature page follows.]

2

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the date first written above.

SELLER:

MICROBIOME HEALTH RESEARCH INSTITUTE, INC. D/B/A OPENBIOME

By:
Name: Jim Bildner
Title: Chair of the Indpendent Special Committee

PURCHASER:

FINCH THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT C

LICENSE AGREEMENT

[See attached]

EXHIBIT D

Services

[***]

EXHIBIT E

EXPRESS INDEMNITIES

[***]

Annex 1.1(a)(i)(A)

STOOL DONORS

[***]

Annex 1.1(a)(i)(B)

FINCH EXCLUSIVE MALA DONORS

[***]

Annex 1.1(a)(i)(C)

FINCH PROPRIETARY METHOD

[***]

Annex 1.1(a)(ii)

CP101 TECHNOLOGY

[***]

Annex 1.1(b)

QSL LICENSED TECHNOLOGY

[***]

Annex 2.1(c)

EXCLUSIVE DONOR MATERIALS IN PURCHASER’S POSSESSION

[***]

Annex 2.1(d)(i)(A)

CAPITAL EQUIPMENT

[***]

Annex 2.1(d)(i)(B)

ASSUMED CONTRACTS

[***]

Annex 2.1(d)(i)(C)

CONTRACT SERVICES IP

[***]

Annex 2.2

EXCLUDED ASSETS

[***]

Annex 5.6

THIRD PARTY LICENSE FEES FOR NATURAL PRODUCTS

[***]

Annex 6.8(e)

ELECTIVE TECHNOLOGY TRANSFER RAW MATERIALS, CONSUMABLES AND EQUIPMENT

[***]

Annex 6.8(f)

PERMITTED ACTIVITIES

[***]

Annex 7.9(a)

TERMINATED CONTRACTS ON THE DATE HEREOF

[***]

Annex 7.9(b)

TERMINATED CONTRACTS ON THE CLOSING DATE

[***]

Annex 8.2(e)

SELLER CONSENTS

[***]